                      AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                    BY AND AMONG

                                 HORIZON MARINE, LC

                       GENMAR MANUFACTURING OF KANSAS, L.L.C.

                                        AND

                       THE SOLE MEMBER OF HORIZON MARINE, LC

                                  DECEMBER 3, 1998

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                                  TABLE OF CONTENTS

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                                                                                 Page
ARTICLE I        PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1    Purchase of Assets and Assumption of Liabilities . . . . . . . . . . . .1
     1.2    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3    Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4    Other Charges. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE II       PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.1    Cash Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2    Earn-Out Consideration . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.3    Allocation of Purchase Price.. . . . . . . . . . . . . . . . . . . . . 11

ARTICLE III      CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE IV       PARTIES' CLOSING OBLIGATIONS. . . . . . . . . . . . . . . . . . . 12
     4.1    Seller's Obligations at Closing; Further Assurances. . . . . . . . . . 12
     4.2    Purchaser's Obligations at Closing . . . . . . . . . . . . . . . . . . 14

ARTICLE V        SELLER REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 15
     5.1    Organization, Standing and Qualification . . . . . . . . . . . . . . . 16
     5.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.3    Transactions with Certain Persons. . . . . . . . . . . . . . . . . . . 16
     5.4    Execution, Delivery and Performance of Agreement; Authority. . . . . . 16
     5.5    Prior Members. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.6    Ownership of Membership Interests. . . . . . . . . . . . . . . . . . . 17
     5.7    Financial Statements.. . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.8    Absence of Undisclosed Liabilities.. . . . . . . . . . . . . . . . . . 17
     5.9    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.10   Absence of Changes or Events.. . . . . . . . . . . . . . . . . . . . . 18
     5.11   Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.12   Compliance with Laws and Other Instruments.. . . . . . . . . . . . . . 20
     5.13   Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.14   Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.15   Patents and Other Intellectual Property. . . . . . . . . . . . . . . . 23
     5.16   No Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.17   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.18   Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.19   Business Description.. . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.20   Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.21   Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.22   Absence of Certain Business Practices. . . . . . . . . . . . . . . . . 28
     5.23   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.24   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . 30
     5.25   Debt Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . 32


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     5.26   Relationship with Related Persons. . . . . . . . . . . . . . . . . . . 32
     5.27   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.28   Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.29   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE VI       PURCHASER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 34
     6.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.2    Authorization and Approval of Agreement. . . . . . . . . . . . . . . . 34
     6.3    Execution Delivery and Performance of Agreement. . . . . . . . . . . . 34
     6.4    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE VII      PRECLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . . 34
     7.1    Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . 34
     7.2    Access to Information and Documents. . . . . . . . . . . . . . . . . . 36
     7.3    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.4    Directors and Member Authorization; Change of Seller Name. . . . . . . 36
     7.5    Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . . . . 36
     7.6    Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.7    Pay Increases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.8    Restrictions on New Contracts. . . . . . . . . . . . . . . . . . . . . 37
     7.9    Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . 37
     7.10   Payment and Performance of Obligations . . . . . . . . . . . . . . . . 37
     7.11   Restrictions on Sale of Assets . . . . . . . . . . . . . . . . . . . . 37
     7.12   Prompt Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.13   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.14   Copies of Documents. . . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.15   No Solicitation of Other Offers. . . . . . . . . . . . . . . . . . . . 37
     7.16   Accounts Receivable and Payable. . . . . . . . . . . . . . . . . . . . 38
     7.17   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.18   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.19   Filing Reports and Making Payments . . . . . . . . . . . . . . . . . . 38
     7.20   Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.21   Monthly Financial Statements . . . . . . . . . . . . . . . . . . . . . 38
     7.22   Title Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.23   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.24   Discontinued Operations and Environmental Conditions
            Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     7.25   Physical Inventory as of October 31, 1998. . . . . . . . . . . . . . . 39
     7.26   Notification of Misrepresentation. . . . . . . . . . . . . . . . . . . 40

ARTICLE VIII     CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . 40
     8.1    Accuracy of Representations and Warranties . . . . . . . . . . . . . . 40
     8.2    Compliance with Covenants and Agreements . . . . . . . . . . . . . . . 40
     8.3    No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . 40
     8.4    Approval by Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.5    Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.6    Company Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40


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     8.7    Environmental Audit. . . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.8    Title Matters; Surveys . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.9    Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.10   Purchaser Financing. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.11   Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.12   Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.13   Consents and Removal of Liens. . . . . . . . . . . . . . . . . . . . . 42
     8.14   Governmental Assistance. . . . . . . . . . . . . . . . . . . . . . . . 42
     8.15   Perimeter Real Estate Option and Other Rights with Respect to
            Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     8.16   Physical Inventory and Seller Financial Condition. . . . . . . . . . . 43
     8.17   Member Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     8.18   Employee Confidentiality and Non-disclosure Agreement. . . . . . . . . 43
     8.19   Asset Acquisition Statement. . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE IX       CONDITIONS TO SELLER'S OBLIGATIONS. . . . . . . . . . . . . . . . 43
     9.1    Accuracy of Representations and Warranties . . . . . . . . . . . . . . 43
     9.2    Compliance with Covenants and Agreements . . . . . . . . . . . . . . . 43
     9.3    Approval by Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . 44
     9.4    Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     9.5    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE X        INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . 44
     10.1   Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . 44
     10.2   Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . 46
     10.3   Nature and Survival of Representations, Warranties and Covenants . . . 46
     10.4   Procedure for Indemnification. . . . . . . . . . . . . . . . . . . . . 47
     10.5   Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE XI       TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     11.2   Return of Documents and Nondisclosure. . . . . . . . . . . . . . . . . 50

ARTICLE  XII     POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . 51
     12.1   Further Acts and Assurances. . . . . . . . . . . . . . . . . . . . . . 51
     12.2   Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . . . . 51
     12.3   Non-Solicitation Agreement . . . . . . . . . . . . . . . . . . . . . . 51
     12.4   Confidential Information . . . . . . . . . . . . . . . . . . . . . . . 51
     12.5   Reasonableness of Covenants. . . . . . . . . . . . . . . . . . . . . . 52
     12.6   Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.7   Blue Pencil Doctrine . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.8   Maintenance and Payment of Insurance . . . . . . . . . . . . . . . . . 52
     12.9   Performance of Seller's Warranty Work. . . . . . . . . . . . . . . . . 52
     12.10  Performance of Seller's Contracts. . . . . . . . . . . . . . . . . . . 52
     12.11  Member and Kansas Department of Commerce & Housing Debt. . . . . . . . 52
     12.12  Agreed Upon Financial Procedures for Final Balance Sheet . . . . . . . 53


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ARTICLE XIII     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     13.1   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     13.2   Legal and Other Costs. . . . . . . . . . . . . . . . . . . . . . . . . 54
     13.3   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     13.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.5   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.6   Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.8   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.9   Preservation of and Access to Records. . . . . . . . . . . . . . . . . 55
     13.10  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.11  Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     13.12  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     13.13  Scope of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     13.14  Number and Gender. . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     13.15  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     13.16  Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . . . 56
     13.17  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     13.18  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

ARTICLE XIV      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

EXHIBIT A   BILL OF SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
EXHIBIT B   LIABILITIES UNDERTAKING. . . . . . . . . . . . . . . . . . . . . . . .B-1
EXHIBIT C   EXECUTIVE EMPLOYMENT AGREEMENT . . . . . . . . . . . . . . . . . . . .C-1
EXHIBIT D   NON-COMPETITION AND CONTINUITYOF BUSINESS DEALINGS UNDERTAKING . . . .D-1
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                   AGREEMENT OF PURCHASE AND SALE OF ASSETS


     This Agreement of Purchase and Sale of Assets ("Agreement") is dated
December 3, 1998, by and among HORIZON MARINE, LC, a Kansas limited liability company ("Seller") and GENMAR MANUFACTURING OF KANSAS, L.L.C., a Delaware limited liability company ("Purchaser"), and GEOFFREY T. PEPPER, an individual and resident of the State of Kansas who, as of the Closing Date, will be the sole Member of Seller (hereinafter collectively called the "Member").

                                    RECITALS

     A. Seller is engaged in the design, manufacture, distribution and sale of marine industry products, including aluminum jon, marine fish and cruise pontoon and bass boats, trailers, pre-rigging and parts and accessories (the
"Business").

     B. Purchaser is a wholly-owned subsidiary of Genmar Industries, Inc., a Delaware corporation ("Genmar Industries"), which is a wholly-owned subsidiary of Genmar Holdings, Inc., a Delaware corporation ("Genmar Holdings"), both of which design, manufacture and distribute various marine industry boating products worldwide.

     C. Purchaser desires to purchase the Business, and all associated operating assets of Seller, and assume certain liabilities and obligations of Seller as set forth hereinbelow.

     D. Seller desires to sell its Business, and all its associated operating assets and to be relieved of certain of its liabilities and obligations as set forth hereinbelow.

     In consideration of the foregoing Recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     1.1 PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES. Subject to the exceptions and upon the terms and conditions set forth in this Agreement, (a)
Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing (as defined below), substantially all of the Business, Assets (as defined below), properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried on or reflected in the books and records of Seller, and (b) Purchaser shall assume certain and only those liabilities of Seller that are specifically set forth herein.

     1.2    ASSETS.

            (a) ASSETS. Purchaser will purchase (i) the assets set forth on SCHEDULE 1.2(a) hereto which include without limitation, cash, accounts receivable, inventory (raw materials,


     work in process and finished goods), furniture, fixtures, equipment, real estate (excluding the approximately eighty (80) acres outside of the fenced area of Seller's operating facility set forth and more particularly and legally described in an exhibit to SCHEDULE 1.2(b) hereof (the "Excluded Real Estate")), all Patents and other Intellectual Property and applications, all rights in and to all insurance policies, Seller's documents and records, prepaid expenses, goodwill and other rights or interests that may accrue to or constitute the Business (or are used in the Business) of Seller, and (ii) and assume Seller's contractual rights, licenses, sales, brokerage and marketing supply, freight and floor plan contracts and arrangements, Intellectual Property rights, permits and approvals, and any and all intangible rights and interests set forth on SCHEDULE 1.2(b)(1) hereto, all of which shall be assigned to Purchaser at the Closing, if such rights and interests are by their terms assignable (the "Assets"). The Assets shall be sold to Purchaser free and clear of all liens, Encumbrances and other interests, excepting permitted liens and security interests which secure and collateralize the lender debt to be assumed or extinguished at Closing by Purchaser.

            (b)    EXCLUDED ASSETS.  Purchaser shall not purchase or assume:
     (i) the Excluded Real Estate, (ii) any breaches or defaults of Seller under any contract, (iii) any infringement associated with Intellectual Property, (iv) any Benefit Plan or other benefit arrangement or agreement, and (v) the contracts and agreements of Seller set forth on
     SCHEDULE 1.2(b)(2) HERETO.

     1.3    LIABILITIES.

            (a) ASSUMED LIABILITIES. With the exception of all Excluded Liabilities, as additional consideration for the transfer and delivery of the Assets to Purchaser, it is the understanding of the parties that Purchaser shall assume and agree to perform and pay when due (i) the Liabilities set forth on the Final Balance Sheet, which includes all trade payables, accrued expenses and other Liabilities incurred by Seller in the Ordinary Course of Business and Debt Instruments, including prepayment penalties (which may be incurred by Seller in the event Purchaser determines to extinguish Seller's Debt Instruments),
     (ii) all of Seller's contractual obligations, commitments and similar arrangements (except for breaches or defaults of, or violations of Applicable Law with respect to, such obligations or arrangements) which are set forth on Schedule 1.3(a) and are assigned to Purchaser pursuant to its purchase and sale of the Assets, (iii) the pending claim of Carson & Carson, Inc. which claim is presently estimated at $68,000,
     (iv) Seller's liability, if any, under the pending worker's compensation claim disclosed on Schedule 5.11, if such schedule disclosure is materially complete and accurate, and (v) Seller's obligations under warranty for products sold by Seller (which Purchaser has agreed to assume and perform pursuant to Section 12.9) (the "Assumed Liabilities").

            (b) EXCLUDED LIABILITIES. Purchaser shall not assume any (i) Debt Instruments (including accrued interest thereon), debts, trade payables, accrued expenses, contractual obligations, commitments or similar arrangements or other Liabilities to (x) any of Seller's past or present member ownership group or professional advisors, or (y) the $75,000 loan and any interest accruing thereon to the Kansas Department of Commerce & Housing, which loan and interest shall be paid in full or otherwise satisfied by Seller to the extent the same becomes due and owing, (ii) pending claims, contingent liabilities (whether known or unknown), income or franchise Tax or similarly based Tax liabilities (except properly accrued but unpaid payroll, sales and property taxes or payments in lieu thereof), (iii) obligations under any employee Benefit Plan or arrangement, unless accrued as a payable on the face of the Final Balance Sheet, (iv) obligations that arise from any Environmental Conditions of any Real Estate not purchased by and transferred to Purchaser hereunder, (v) any pending or Threatened claims arising from any claim, Proceeding or Order, except that Purchaser will assume the pending claim of Carson & Carson, Inc. and the workers compensation claim described in Section 1.3(a) above, (vi) any contractual obligations, commitments and similar arrangements not specifically set forth on Schedule 1.3(a), (vii) breaches and/or defaults and violations of Applicable Laws under or pursuant to any contractual obligation, commitment or similar arrangement of Seller (the "Excluded Liabilities"). Purchaser and Seller agree that Purchaser shall either assume or satisfy and extinguish Seller's non-member Debt Instruments (including interest thereon) at the Closing. Seller shall extinguish its Debt Instruments and all other Liabilities to its member ownership group at or prior to the Closing, except for obligations Seller has to Member.

     1.4 OTHER CHARGES. Seller shall pay any charges imposed for the purchase, assumption, assignment, transfer or other transactions arising from or in connection with the purchase or assumption of the Assets or of any lease or other contract, including any additional rent, transfer Tax or sales and use Tax. The foregoing shall not include any prepayment charges, assumption fees or other similar charges imposed by Seller's lender(s) on any non-member Debt Instruments assumed or extinguished by Purchaser.

                                   ARTICLE II

                                 PURCHASE PRICE

     2.1 CASH CONSIDERATION. In consideration of the sale, transfer, conveyance, assignment and delivery of the Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties, covenants and other agreements made herein by Seller, Purchaser will, in full payment thereof, remit to Seller at the Closing $2,300,000, (the "Cash Consideration"). The Cash Consideration shall be payable by cashier's or certified check or by wire transfer of immediately available funds to a bank account to be designated by Seller in writing at least three (3) business days prior to the Closing Date. The Cash Consideration and the Earn-Out Consideration described in Section 2.2 below are referred to in this Agreement in the aggregate as the "Purchase Price."

     2.2    EARN-OUT CONSIDERATION.

            (a) EARN-OUT CONSIDERATION. For a period of five (5) years from and after the Closing, Purchaser agrees to remit to Seller as additional consideration and part of the aggregate Purchase Price hereunder an amount equal to a percentage of all annual gross revenues ("Annual Gross Revenues"), subject to achieving certain gross profit percentages set forth in this Agreement below, from the sale of (i) Seller's Horizon (or any direct successor) brand boats, trailers, pre-rigging, parts and accessories (collectively the "Seller Products") and (ii) the manufacture of Purchaser's boats (Genmar Holdings' brands) in Seller's

     Junction City, Kansas plant facility after the Closing Date, in each case of (i) and (ii) above based upon the annual published dealer list price to a maximum of $5,200,000 (the "Earn-Out Consideration"), as follows:

              The Tables below determine the percentage of Gross Revenues to be earned by Seller in the Earn-Out Consideration period. The following computation rules and Tables shall apply with respect to the specific years during Earn-Out Consideration period:

                     (x)    In Year 1, follow the higher Earn-Out
              Consideration percentage set forth in Table 1 or Table 2; PROVIDED, HOWEVER, that the Gross Profit percentage must equal or exceed 13% in Year 1 in order to earn Earn-Out Consideration;

                     (y)    In Year 2, follow the higher Earn-Out
              Consideration percentage set forth in Table 1 or Table 3; PROVIDED, HOWEVER, that the Gross Profit percentage must equal or exceed 14% in Year 2 in order to earn Earn-Out Consideration;

                     (z) In Years 3, 4 and 5 follow the Earn-Out Consideration percentage set forth in Table 1; PROVIDED, HOWEVER, that the Gross Profit percentage must equal or exceed 14% in Years 3, 4 and 5, respectively, in order to earn Earn-Out Consideration for that year (each year to be considered separately).

              "Gross Profit" as used herein shall mean Gross Revenues meaning the annual published dealer list price of each boat, trailer and accessory (excluding pre-rigging) less Cost of Goods Sold. "Cost of Goods Sold" as used herein shall be determined in accordance with Generally Accepted Accounting Principles as consistently applied by Purchaser (Genmar Holdings) and shall mean (i) cost at standard for materials, labor and overhead, and (ii) standard cost variances for labor-rate, labor-efficiency, overhead, purchase price and material usage, and (iii) an accrual for warranty, and (iv) engineering costs, new model tooling costs, transportation costs (freight-in and freight-out if not specifically charged on the invoice to the customer) and other similar manufacturing cost items.

              Overhead, as used above, shall include such costs as indirect labor, indirect supervisory labor, direct labor benefits, manufacturing supplies, machinery and building repairs, utilities, allocable portions of real estate taxes, insurance and depreciation (the parties agree that depreciation or cost recovery computations shall be made on a straight line basis for periods not less than (i) with respect to real property, 30 years, (ii) with respect to manufacturing equipment, 7 years, and
     (iii) with respect to tooling and jigs, not less than 3 years). Overhead, as used above, shall exclude interest expense, amortization of goodwill or other intangible assets, all salaries or commissions of sales or marketing personnel and all other expenses of selling and marketing product, all salaries and other compensation of management personnel which are allocable to sales and marketing efforts by such management personnel and any overhead expenses incurred by or accruing to Purchaser, Genmar Holdings or any Genmar Holdings Affiliate at any plant or facility other than Seller's Junction City, Kansas plant facility (in Purchaser's hands).

TABLE 1:

                                                  THEN THE ANNUAL EARN-OUT
             IF THE TOTAL                     CONSIDERATION PERCENTAGE APPLIED
       ANNUAL GROSS REVENUE IS                TO SUCH ANNUAL GROSS REVENUE IS
       -----------------------                --------------------------------
       $0 - $17.999 Million                                1.00%

       $17.999 or more                                     2.00%
       and less than $24.999
       Million

       $24.999 or more                                     2.50%
       and less than $29.999
       Million

       $30 Million or more                                 3.00%

TABLE 2:

            IF THE YEAR 1                        THEN THE YEAR 1 EARN-OUT
      GROSS PROFIT PERCENTAGE IS                CONSIDERATION PERCENTAGE IS
      --------------------------                ---------------------------
          Less than 13%                                      0%

          13% or more but                                    2%
          less than 14.5%

          14.5% or more but                                  5%
          less than 16%

          16% or more but                                    6%
          less than 17%

          17% or more but                                    7%
          less than 18%

          18% or more                                        8%

TABLE 3:

            IF THE YEAR 2                         THEN THE YEAR 2 EARN-OUT
      GROSS PROFIT PERCENTAGE IS                CONSIDERATION PERCENTAGE IS
      --------------------------                ---------------------------
              Less than 14%                                  0%

              14% or more but                               2.5%
              less than 15%

              15% or more but                                4%
              less than 16%

              16% or more but                                5%
              less than 17%

              17% or more but                               5.5%
              less than 18%

              18% or more                                    6%

              For example: (i) if in Year 1 Annual Gross Revenue is $20 million and the Gross Profit percentage is 14.5%, then the Earn-Out Consideration percentage shall be 5%, (ii) if in Year 2 Annual Gross Revenue is $18 million and the Gross Profit percentage is 15%, then the Earn-Out Consideration percentage shall be 4%, (iii) if in Year 3 Annual Gross Revenue is $18 million and the Gross Profit percentage is 12%, then the Earn-Out Consideration percentage shall be 0%.

              Annual Gross Revenues from the sale of Seller's Horizon (or any direct successor) brand boats will include the annual published dealer list price of the engine only if the boat is sold with an engine. In the event that the Junction City, Kansas plant facility, in Purchaser's hands, manufactures any Genmar Holdings branded (as opposed to Seller's Horizon (or any direct successor) branded) boats, such boats shall be valued solely at the annual published dealer list price of the Genmar Holdings' boat (excluding the dealer list price value of the engine). Notwithstanding the foregoing, the Earn-Out Consideration that is computed in accordance with the above formula shall be reduced for the cumulative, aggregate dollar value of valid warranty claims made in connection with any marine products, including Horizon (or any direct successor) or Genmar Holdings branded product, that are produced in the Junction City, Kansas plant facility as a percentage of Annual Gross Revenue, as follows:

                                              THEN THE EARN-OUT
                                            CONSIDERATION SHALL BE
                                                REDUCED BY THE
    IF THE VALUE OF WARRANTY CLAIMS AS A    FOLLOWING PERCENT OF THE
        PERCENT OF GROSS REVENUE IS          EARN-OUT CONSIDERATION
    ------------------------------------    ------------------------
            0% to 1.3%                                  0%

        over 1.3% to 1.7%                              10%

        over 1.7% to 2.0%                              15%

        over 2.0% to 2.3%                              20%

        over 2.3% to 2.6%                              25%

        over 2.6% to 3.0%                              30%

        over 3.0% to 3.5%                              35%

        over 3.5% to 4.0%                              40%

            over 4.0%                                  45%

              The collection, retention and reporting of product warranty claim information by Purchaser shall be classified by the year and the serial number of the boat product manufactured. Product warranty claims for a particular boat product shall include all warranty work, including without limitation (A) replacement product, parts, labor, shipping and similar costs paid, expended or incurred by Purchaser to third parties, and (B) replacement product, parts, labor, shipping and similar costs of Purchaser. Warranty work on engines that is paid by the engine manufacturer shall not be included in the computation of warranty claims. Purchaser shall maintain and make available to Seller all documentation supporting the product warranty claims for the applicable Annual Periods of the Earn-Out Consideration described in this Section 2.2.

              The dollar value of product warranty claims shall be cumulative and determined in the aggregate based on product manufactured within each Annual Period (as defined below). The applicable Annual Period reduction, if any, of Earn-Out Consideration for product warranty claims shall be valued as of the end of each Annual Period during the term that the Earn-Out Consideration is to be earned under this Agreement. Product warranty claims shall be isolated by the product produced during an applicable Annual Period of production and compared on an annual basis in the aggregate to the Annual Period to which such production relates as a percentage of Annual Gross Revenue for each of the five (5) years of the Earn-Out Consideration period. Notwithstanding the foregoing, year 1 product warranty claims shall include all such claims for the year 1 Annual Period AND all Seller Products manufactured prior to the Closing Date. For example, if in year 1 Annual Gross Revenues are $20 million, and the Gross Profit is 13% and there are no year 1 product warranty claims at the end of year 1 arising from year 1 production, then the year 1 Earn-Out Consideration to be paid to Seller will be $400,000 ($20 million (x) 2.0%). If in year 2, the dollar value of year 1 product warranty claims is $300,000 (or 1.5% of the year 1 $20 million Annual Gross Revenues) then the Earn-Out Consideration for year 1 will be retroactively adjusted to reduce the year 1 Earn-Out Consideration amount by 10% or $40,000, which amount shall be, at Purchaser's option, (i) payable by Seller to Purchaser, or (ii) offset by Purchaser in calculating and remitting the applicable year Earn-Out Consideration to Seller. If in year 3, the cumulative aggregate dollar value of year 1 product warranty claims rises to $400,000 (or 2.0% of year 1 Annual Gross Revenues) then the Earn-Out Consideration for year 1 will be retroactively adjusted so that the year 1 Earn-Out Consideration is reduced in the aggregate by 15% or $60,000; which amount shall be subject to any prior adjustment, at Purchaser's option (i) payable by Seller to Purchaser, or (ii) offset by Purchaser in calculating and remitting the applicable year Earn-Out Consideration to Seller. For purposes of this example, if the $40,000 reduction calculated in year 2 was directly paid by Seller or offset by Purchaser, then the amount payable by Seller to Purchaser or available for offset by Purchaser in year 3 would be $20,000, for an aggregate reduction of 15% ($60,000) of year 1 Annual Gross Revenues. The foregoing calculations shall be applied for and applicable to each Annual Period of the five (5) year Earn-Out Consideration period.

              (b) PAYMENT OF EARN-OUT CONSIDERATION. At Closing, Purchaser shall make an advance payment of $200,000 of Earn-Out Consideration to Seller, which amount shall be deducted from Earn-Out Consideration payments due to Seller after the second quarter of 1999. Thereafter, Purchaser shall be entitled to deduct from the Earn-Out Consideration in all future quarters (and year end) until the advance is fully recovered by Purchaser. In all other cases, the Earn-Out Consideration will be paid on an annual basis in arrears, commencing 45 days after the first anniversary date of the Closing and continuing each year thereafter for a period of five (5) years. The Earn-Out Consideration shall be paid by cashiers or certified check or by wire transfer of immediately available funds to an account designated by Seller in writing at least three (3) days prior to the payment due date. The measurement period for determination of the Earn-Out Consideration Annual Gross Revenues shall be each one-year period commencing on the first day after the Closing Date and ending upon each one-year period thereafter; PROVIDED, HOWEVER, that in the event the Closing Date does not fall on the last day of the month in which the Closing occurs, then the measurement period for determination of the Earn-Out Consideration Annual Gross Revenues shall be the last day of the month closest to the Closing Date (the "Annual Period"). Purchaser shall provide to Seller monthly statements of gross revenue earned and warranty claims paid pertaining to the applicable marine products produced in the Junction City, Kansas plant facility during each month during each Annual Period within thirty (30) days after the previous month-end, accompanied by supporting documentation thereto (the "Monthly Gross Revenue Statement"). Seller acknowledges and agrees that Purchaser utilizes a 4/4/5 week/monthly/quarterly accounting system whereby the monthly/quarterly accounting cut-off date is the last Sunday of each month (whether or not such Sunday is, in fact, the last day of the month). Based on the foregoing, the anniversary date used for measurement of the Annual Period and the applicable month ends hereunder shall be the accounting month end date closest to (i) the anniversary of the Closing Date and (ii) the actual calendar month end, as applicable. Purchaser shall compile each of the monthly statements prepared during each Annual Period (except for the final Annual Period, as set forth below) and make any required or necessary year-end adjustments to gross revenue and/or warranty claims to produce a year-end Annual Gross Revenue statement (the "Year-End Statement"), which statement shall accompany the payment of the Earn-Out Consideration, if any, or of statement of any amount payable by Seller to Purchaser, if any, within forty-five (45)
       days after the Annual Period.   In the event warranty claims which arise
       in connection with product manufactured in any Annual Period (or prior periods in the case of year 1 product warranty claims) exceed 1.3% of Gross Revenue, Purchaser shall have the right to project and estimate in good faith further product warranty claims in any Annual Period during the five (5) year Earn-Out Consideration Period to avoid substantial overpayment of Earn-Out Consideration in any Annual Period. At the end of the five (5) year Earn-Out Consideration period, Purchaser shall prepare a good faith estimate of warranty claims (based upon prior trends) for each Annual Period and adjust the year 5 Year-End Statement to reflect such estimates, which statement shall be transmitted to Seller within the required forty-five (45) day period and accompanied by all supporting documentation and by the payment of Earn-Out Consideration, if any, or a statement of any amount payable by Seller to Purchaser, if any. Purchaser shall have a period of nine (9) months subsequent to the end of the five (5) year Earn-Out Consideration period to continue to accumulate product warranty data for the purpose of preparing an adjusted and final Year-End Statement. Such statement shall be provided to Seller, and accompanied by (i) either a payment, if any, or a statement of any amount payable by Seller to Purchaser, if any, and (ii) supporting documentation thereto, within forty-five (45) days after the end of such nine (9) month period.

              Upon and after receipt of any Monthly Gross Revenue Statement or any Year-End Statement, Seller shall have not more than thirty (30) days after receipt of any such statement to review Purchaser's books and records pertinent to the computations arising under this Section 2.2 and dispute the accuracy of such statement by written notice of dispute to Purchaser in accordance with the notice provisions of this Agreement. In the event that Seller does not dispute such statement, Seller shall be deemed to have irrevocably waived its right to contest the statement, notwithstanding any contrary provision of this Agreement (including
       Section 13.17 hereof). In the event that Seller and Purchaser are unable to resolve the disputed matter within fifteen (15) days after the Seller notice is received, the parties shall submit the matter to the Independent Accountants described in Section 2.2(c) for a final determination under the rules and procedures set forth in that Section, which determination shall be final, nonappealable and irrevocably binding upon the parties.

              (c) TERMINATION OF EARN-OUT CONSIDERATION. Seller's right to receive the Earn-Out Consideration shall cease upon Geoffrey Pepper's voluntary termination of employment (including death or disability) from Purchaser. Voluntary termination of employment shall not include expiration of Mr. Pepper's executive employment agreement at the end of its four (4) year term. If such voluntary termination takes place during any Annual Period, no Earn-Out Consideration shall be accrued, owing or paid with respect to such Annual Period unless Mr. Pepper is employed by Purchaser for at least six (6) months of the Annual Period, unless due to death or disability in which case no period of employment will be required, and even in such cases the Annual Gross Revenues in such year shall be measured only to and including the date of (x) a voluntary resignation (excluding death or disability), or (y), in the case of death or disability, three months subsequent to the date of death or disability (but not beyond the last day of the Annual Period). Notwithstanding the cut-off date of Mr. Pepper's employment in any Annual Period, (i) warranty claims through the end of the Annual Period shall be computed for determination of any final Earn-Out Consideration to be paid, if any, for all Annual Periods prior to and in which such voluntary termination takes place, and (ii) the Year-End Statement will be prepared, and any amounts due thereunder shall not be reportable or payable earlier than is specified herein.

              (d) DISPUTE RESOLUTION FOR EARN-OUT CONSIDERATION. Purchaser and the Seller shall use good faith efforts to jointly resolve the properly noticed objections and discrepancies arising from any Monthly Gross Revenue Statement or any Year End Statement within fifteen (15) days of the receipt of a written statement of objections and discrepancies sent in writing by Seller to Purchaser, which resolution, if achieved, shall be fully and completely binding upon all parties to this Agreement and not subject to further review, appeal, or dispute. If Purchaser and the Seller are unable to resolve Seller's objections and discrepancies to their mutual satisfaction within such fifteen (15) day period, then the matter shall be promptly submitted to a mutually acceptable accounting firm of national reputation with experience in the marine industry (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall concurrently furnish, at its own expense, to the Independent Accountants and the other party such documents and information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between the Seller and Purchaser, at which conference each party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other party) and (ii) to have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly (but not to exceed thirty (30) days from the date of engagement of the Independent Accountants) render a decision on the issues presented, and such decision shall be final, nonappealable and irrevocably binding upon the parties.

              (e) RIGHT OF SET-OFF AND RECOUPMENT. In the event Purchaser makes any claim for a Loss pursuant to Article X of this Agreement, or any amount becomes owing from Seller to Purchaser hereunder (including pursuant to Section 7.24 hereof), Purchaser shall be irrevocably entitled and is hereby instructed by Seller hereunder to offset (and exercise any other equitable rights, including recoupment) the full dollar amount of any such claimed amount so owing or any Loss paid by Purchaser, or which Purchaser becomes, or may become, legally obligated to pay, against the Earn-Out Consideration that would otherwise be due and payable under this
       Section 2.2. Notwithstanding the foregoing, in the event there is any unresolved claimed Loss made by Purchaser at the end of the five (5) year Earn-Out Consideration period, Purchaser shall be entitled to withhold the full dollar amount of the claimed Loss from the final Earn-Out Consideration payment due to Seller from Purchaser. In the event the claimed Loss is fully and finally resolved, Purchaser shall promptly remit to Seller the excess of any offset over the amount paid or legally owing by Purchaser.

              (f) GENMAR HOLDINGS GUARANTY. In the event that Purchaser does not remit the Earn-Out Consideration to Seller pursuant to the terms of this Agreement, Genmar Holdings shall guaranty such payment performance of Purchaser pursuant to a guaranty delivered to Seller at the Closing.

       2.3 ALLOCATION OF PURCHASE PRICE. On or promptly following the Closing Date, Purchaser and Seller shall, in a reasonable manner after appropriate consultation, determine the fair market value of the Assets, and Purchaser and Seller shall allocate in writing the Purchase Price among the Assets in accordance with the parties' determination and Section 1060 of the Code. The Purchaser and Seller, as appropriate, shall file an Asset Acquisition Statement on Form 8594 in accordance with Section 1060 of the Code (which conforms with the parties' allocation) with their federal income Tax Returns for the Tax year in which the Closing occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any Tax Return, claim, audit or similar Proceeding, any allocation of the Purchase Price which differs from the allocation determined by the parties hereunder.

                                     ARTICLE III

                                       CLOSING

       The closing ("Closing") shall take place at 10:00 A.M., local time, on the 31st day of December, 1998 at the offices of legal counsel to Seller (as set forth in Section 13.1 hereof) or at such other time and place as the parties may agree. The day on which the Closing takes place is herein referred to as the "Closing Date."

                                      ARTICLE IV

                             PARTIES' CLOSING OBLIGATIONS

       4.1    SELLER'S OBLIGATIONS AT CLOSING; FURTHER ASSURANCES.

              (a) CLOSING DELIVERABLES. At the Closing, Seller and Member will deliver to Purchaser:

                     (i) a cashier's or certified check drawn by Seller to the order of Purchaser in the aggregate amount of all of Seller's cash on hand and in banks less an amount equal to all uncleared checks which have been drawn by Seller prior to the Closing in payment of liabilities of Seller which are assumed by Purchaser hereunder (and Seller agrees to retain in such banks an amount equal to such uncleared checks until such checks are cleared) or, at Purchaser's option, an assignment of all of Seller's bank accounts in form and substance satisfactory to Purchaser;

                     (ii) a Bill of Sale duly executed by Seller in the form of Exhibit A annexed hereto;

                     (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to Seller's Assets including;

                            (1) deed(s) with respect to any Owned Real Estate to be purchased hereunder;
                            (2)    Trademark or trade name assignment(s);
                            (3) Patent and other Intellectual Property assignment(s);
                            (4)    vehicle title and valid assignment(s)
                                   thereof.

                     (iv) all contracts, files and other data and documents pertaining to Seller's Assets, except Seller's minute books and member or other ownership ledger records (which may be delivered at the offices of Seller);

                     (v)    the executed employment agreements described in
              Section 7.3  hereof;

                     (vi) the executed assignment and assumption agreements transferring all contracts and agreements of Seller to be assumed by Purchaser;

                     (vii) all consents required to convey, assign and transfer, in a form and substance satisfactory to Purchaser's counsel, all contracts and agreements of Seller to be assumed by Purchaser;

                     (viii) a certificate signed by the Seller dated as of the
              Closing Date, to the effect that the representations and warranties made by the Seller in this Agreement and in any document, instrument and/or agreements to be executed and/or delivered by Seller pursuant to this Agreement are true and correct in all material respects at and as of the Closing with the same force and effect as those representations and warranties made on the date hereof and that Seller has conformed and complied with all of their respective covenants, agreements, and obligations under this Agreement which are to be performed and complied with by the Seller at or prior to the Closing;

                     (ix) the Seller's affidavits for each parcel of Owned Real Estate to be purchased hereunder in a form sufficient to permit the title insurance company to delete the exceptions to title relating to parties in possession;

                     (x) the duly executed written opinion letter of counsel to Seller and Member as contemplated by Section 8.5 of this Agreement, dated as of the Closing Date, addressed to Purchaser;

                     (xi) a Release by the Seller and the Member in favor of Purchaser in a form acceptable to the parties and their respective counsel;

                     (xii) executed non-competition agreements of all employees entering into employment contracts with the Purchaser in a form acceptable to Purchaser and its counsel;

                     (xiii) [This subsection intentionally omitted]

                     (xiv) pay-off letters and the form(s) of termination or assumption of all Debt Instruments (excluding debt to past or present members constituting Seller's ownership group) of Seller;

                     (xv) Seller's letter of undertaking regarding the pay-off of Seller debt to its past members;

                     (xvi) Seller's undertaking to obtain the title insurance policy or policies taken in favor of Purchaser by Seller for all Owned Real Estate of Seller conveyed pursuant to this Agreement;

                     (xvii) a copy certified by the secretary of Seller of the
              duly adopted resolutions of the management committee of Seller approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

                     (xviii)       [This subsection intentionally omitted.]

                     (xix) the executed option and right of first refusal on the Perimeter Property, as more fully described in SECTION 8.15 hereof.

                     (xx) such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

              (b) ADDITIONAL ASSURANCES. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller and Member will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto. After the Closing, at reasonable times and on reasonable notice, Seller shall have access to the books and records pertaining to its operations prior to the Closing, and Purchaser shall retain such books and records for a period of three (3) years after the Closing.

              (c) COLLECTION OF RECEIVABLES. Seller agrees that Purchaser shall have the right and authority to collect for its own account all receivables and other items which shall be transferred to Purchaser as provided herein and to endorse with the name of Seller any checks received on account of any such receivables or other items. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of such receivables or other items.

       4.2    PURCHASER'S OBLIGATIONS AT CLOSING.

              (a) CLOSING DELIVERABLES. At the Closing, Purchaser shall deliver to Seller:

                     (i) a cashier's or certified check or wire transfer of immediately available funds in the amount of the Cash Consideration;

                     (ii) a certificate signed by a duly authorized officer of Purchaser, dated as of the Closing Date, to the effect that the representations and warranties made by Purchaser in this Agreement and in any document, instrument and/or agreement to be executed and/or delivered by Purchaser pursuant to this Agreement are true and correct in all material respects at and as of the Closing Date with the same force and effect as those representations and warranties made on the date hereof and that Purchaser has performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed and complied with by Purchaser on or prior to the Closing;

                     (iii) a copy certified by the secretary of Purchaser of the duly adopted resolutions of the board of directors of Purchaser approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

                     (iv) a duly executed written opinion letter of counsel to the Purchaser as contemplated by Section 9.4 of this Agreement, dated as of the Closing Date, addressed to the Seller;

                     (v) executed assignment and assumption agreements transferring all contracts and agreements of Seller to be assumed by Purchaser;

                     (vi) either (i) any assumption, pay-off documents and instruments, and cancellation or return of guarantee(s) received from Seller's lenders (other than Seller's past or former members) concerning pay-off or assumption of Seller debt and the full release of Member or any past member of Seller from any further obligation for repayment (including guarantees) of such debt or
              (ii) Purchaser's agreement in writing to defend, indemnify and hold Seller, Member and any past member of Seller harmless from such lender debt;

                     (vii) executed agreement of Purchaser regarding its liabilities undertaking;

                     (viii) executed employment agreements as contemplated by
              Section 7.3 hereof;

                     (ix) executed guaranty of Genmar Holdings as contemplated by Section 2.2(f); and

                     (x) such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under federal or local law or regulations.

                                      ARTICLE V

                        SELLER REPRESENTATIONS AND WARRANTIES

       As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser that each and all of the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

       5.1 ORGANIZATION, STANDING AND QUALIFICATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Kansas; it has all requisite power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated; and it is duly qualified, licensed or domesticated and in good standing as a foreign company authorized to do business in the jurisdictions listed on SCHEDULE 5.1 annexed hereto, which are the only jurisdictions where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication. Seller has delivered to Purchaser true and complete copies of Seller's articles of organization and all amendments thereto, certified by the Secretary of State of the State of Kansas, and the operating agreement of Seller as presently in effect, certified as true and correct by Seller's Secretary.

       5.2    SUBSIDIARIES.  Seller has no subsidiaries except those listed on
SCHEDULE 5.2. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on SCHEDULE 5.2. The Business carried on by Seller has not been conducted through any other direct or indirect subsidiary or Affiliate of Seller.

       5.3    TRANSACTIONS WITH CERTAIN PERSONS.  Except as set forth on
SCHEDULE 5.3, Seller has not since its inception, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any service, or otherwise dealt with (except with respect to remuneration for services rendered as a manager, officer or employee of Seller), in the Ordinary Course of Business or otherwise, (i) any member of Seller or
(ii) any Person who, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or any past or present member of Seller. Except as set forth on SCHEDULE 5.3, Seller does not owe any amount to, or have any contract with or commitment to, any of its members, managers, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the Ordinary Course of Business), and none of such Persons owes any amount to Seller. Except as set forth on SCHEDULE 5.3, no part of the property or assets of any past or present member or any direct or indirect subsidiary or Affiliate of any member has, since Seller's inception, been used by Seller.

       5.4 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT; AUTHORITY. Subject to obtaining the consent of the holders of Seller's lender debt to be assumed by Purchaser, neither the execution, delivery nor performance of this Agreement by Seller or Member will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in, cause or create any Liability, reassessment or revaluation of assets, lien, charge or Encumbrance pursuant to, any provision of Seller's articles of organization or operating agreement or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, Order, Proceeding, judgment, decree or other legal or contractual requirement to which Seller or Member is a party or by which any of them or the Seller's Assets may be bound or affected. Seller and Member have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all Proceedings and other actions required to be taken to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Seller and Member, enforceable against them in accordance with its terms.

       5.5    PRIOR MEMBERS.   SCHEDULE 5.5 lists the names and addresses of all
Persons who now have or have ever had any ownership interest in Seller from Seller's organization and inception to the Closing Date.

       5.6    OWNERSHIP OF MEMBERSHIP INTERESTS.  Except as set forth in
SCHEDULE 5.6, as of the Closing, Member will be the lawful record and beneficial owner of all member interests of, in and to Seller, free and clear of any liens, claims, Encumbrances or restrictions of any kind, and all of such interests are validly issued and outstanding, fully paid and nonassessable. Seller shall provide to Purchaser in writing at least ten (10) business days prior to the Closing a full, complete and correct list of (a) all past and current members of Seller, including the dates of such members period of ownership, the amount invested by member, the amount at which such member's interest was purchased or redeemed, whether the transaction was a redemption or a third party purchase and any amount owing to such member for any closed purchase(s) by either Seller or a third party purchaser (including Member), and (b) any and all documents and correspondence arising from or related thereto.

       5.7 FINANCIAL STATEMENTS. Seller has delivered to Purchaser copies of the following financial statements (hereinafter collectively called the "Financial Statements"), all of which are complete and correct, have been prepared and presented in accordance with the properly kept books and records of Seller, have been maintained throughout the periods indicated and fairly present the financial condition of Seller as at their respective dates and the results of its operations for the periods covered thereby:

              (a) unaudited balance sheet of Seller as at December 31, 1997, and Seller's unaudited statements of earnings and cash flow for all periods from inception of Seller to December 31, 1997; and

              (b) unaudited balance sheets of Seller as at the end of each of the ten (10) months commencing January 31, 1998, and ending on October 31, 1998 and Seller's unaudited statement of earnings and cash flows for the months then ended.

Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein.

       5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against on the face of the Final Balance Sheet (excluding the notes thereto) or set forth on SCHEDULE 5.8 annexed hereto or otherwise specifically described in Section 1.3(a) hereof, as of the Final Balance Sheet Date Seller had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic Tax liabilities or deferred Tax liabilities incurred in respect of or measured by Seller's income, or its period prior to the close of business on the Final Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Final Balance Sheet Date, whether or not then known, due or payable. None of the Seller's employees is now or, will by the passage of time hereafter become, entitled to receive any severance pay attributable to services rendered prior to the Final Balance Sheet Date except as disclosed on the face of the Final Balance Sheet (excluding the notes thereto).
Without in any way limiting the Excluded Liabilities hereunder, Seller and Purchaser acknowledge and agree that Purchaser does not and shall not assume, or become in any way obligated for, the payment of any Tax of Seller based on income, franchise or any other similarly imposed Liability for Taxes of any Governmental Body.

       5.9 TAXES. All taxes, including, without limitation, income, property, sales, use, franchise, value added, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority and all interest and penalties thereon ("Taxes" or "Tax"), which are due and presently payable by Seller, whether disputed or not, have been paid in full, all Tax Returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding and other Taxes have been duly made. Seller has not been delinquent in the payment of any foreign or domestic Tax, assessment or governmental charge or deposit and has no Tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Seller's federal income Tax Returns have been filed timely with the Internal Revenue Service for all of its fiscal years through the year ended December 31, 1997, there is not now in force any extension of time with respect to the date on which any Tax Return was or is due to be filed by or with respect to Seller, or any waiver or agreement by it for the extension of time for the assessment of any Tax, and Seller is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code. Seller is not the subject of or party to any Tax or Tax related claim, audit or Proceeding.

       5.10   ABSENCE OF CHANGES OR EVENTS.  Except as set forth in SCHEDULE
5.10 annexed hereto, since December 31, 1997, Seller has conducted its Business only in the Ordinary Course of Business consistent with its prior practices and has not:

              (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for capital expenditures described in subparagraph (k) of this Section 5.10 and current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business and consistent with its prior practice, none of which Liabilities, in any case or in the aggregate, materially and adversely affects the Business, liabilities or financial condition of Seller;

              (b) discharged or satisfied any lien, charge or Encumbrance other than those then required to be discharged or satisfied, or paid any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Final Balance Sheet and current liabilities incurred since the Final Balance Sheet Date in the Ordinary Course of Business and consistent with its prior practice;

              (c) declared or made any distribution to its past or present members or upon or in respect of any member interests, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its member interests or other securities;

              (d) mortgaged, pledged or subjected to lien, charge, security interest or any other Encumbrance or restriction any of its property, Business or assets, tangible or intangible, except for the existing mortgages, liens and security interests or any other Encumbrances that are listed and described on SCHEDULE 5.10;

              (e) sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the Ordinary Course of Business, without Purchaser's prior written consent, or canceled or compromised any debt or claim or waived or released any right of substantial value;

              (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect on the Assets, operations or prospects of Seller;

              (g) encountered any labor union organizing activity, had any actual or Threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers or with any governmental authorities or self-regulatory organizations;

              (h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, Patent, Copyright, Trademark, trade name, invention or similar Intellectual Property rights, or modified any existing rights with respect thereto;

              (i) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any member, manager, officer, employee, salesman, distributor or other agent of Seller;

              (j) issued or sold any member interests or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any Person or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any Person,

              (k) made any capital expenditure. or capital additions or betterments in excess of an aggregate of $25,000;

              (l)    changed its banking or safe deposit arrangements;

              (m) without Purchaser's prior consent, instituted, settled or agreed to settle any litigation, action or Proceeding before any court or Governmental Body relating to Seller or its property;

              (n) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any material change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

              (o)    suffered any Material Adverse Change;

              (p) entered into any transaction, contract or commitment or paid or agreed to pay, other than in the Ordinary Course of Business, any brokerage, finder's fee, Taxes or other expense in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

              (q) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (p) above.

       5.11 LITIGATION. Except as set forth in SCHEDULE 5.11 annexed hereto, there is no claim, Proceeding, Order, decree or judgment in progress, pending or in effect, or to the Knowledge of Seller or the Member Threatened, against or relating to Seller, its officers, directors or employee, its properties, assets or Business or the transactions contemplated by this Agreement, and neither Seller nor the Member knows or has reason to be aware of any basis for the same.

       5.12 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Except as set forth in SCHEDULE 5.12 annexed hereto, Seller has complied with all existing laws, rules, regulations, ordinances, Orders, judgments and decrees now or hereafter applicable to its Business, properties or operations as presently conducted. Neither the ownership nor use of Seller's properties nor the conduct of its Business conflicts with the rights of any other Person, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, Encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any Order, judgment or decree to which Seller is a party or by which it may be bound or affected. Neither Seller nor Member has Knowledge of any Applicable Laws, Proceedings or Orders which would be applicable to its Business, operations or properties and which could have a Material Adverse Effect on or cause a Material Adverse Change to Seller or the Business either before or within one (1) year after the Closing.

       5.13 TITLE TO PROPERTIES. Except for the leaseholds listed and described on SCHEDULE 5.14(a), Seller has good, marketable and insurable title to all the properties and assets it owns or uses in its Business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory sold after the Balance Sheet Date in the Ordinary

Course of Business). Except as set forth on SCHEDULE 5.13, none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, Encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations or (ii) those imperfections of title and Encumbrances, if any, which, individually or in the aggregate, (A) are not substantial in character, amount or extent and do not, materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of Seller's normal operations and (C) have arisen only in the Ordinary Course of Business. All of the properties and assets owned, leased or used by Seller are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Seller and are directly related to the Business of Seller described in Schedule 5.19.

       5.14 SCHEDULES. Attached hereto as SCHEDULE 5.14 is a separate schedule containing an accurate and complete list and description of:

              (a) All Real Estate owned by Seller or in which Seller has a leasehold or other interest or which is used by Seller in connection with the operation of its Business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

              (b) As of a date no earlier than August 31, 1998, all of Seller's receivables (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days.

              (c) All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by Seller, except for items having value of less than $500 and which do not, in the aggregate, have a total value of more than $25,000, setting forth with respect to all such listed property a summary description of all leases, Encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

              (d) All Patents, Patent applications, licenses, Trademarks, Trademark registrations, service marks, service names, trade names, Copyrights and Copyright registrations, and applications for any of the foregoing, wholly or partially owned or held by Seller or used in the operation of Seller's Business.

              (e) All fire, theft, casualty, liability (including products liability) and other insurance policies insuring Seller or its properties or interests therein, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid. Except as disclosed in SCHEDULE 5.14(e), such policies are with reputable insurers, provide adequate coverage for all normal risks incident to Seller's assets, properties and Business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar perils or hazards.

              (f) All sales agency or route distributorship agreements or franchises or agreements providing for the services of an independent contractor to which Seller is a party or by which it is bound.

              (g) All contracts, agreements, commitments or licenses relating to Intellectual Property to which Seller is a party or by which it is bound.

              (h) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Seller is a party or by which it is bound.

              (i) All contracts, agreements, and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of member interests, bonds or other securities of Seller or pursuant to which Seller has acquired any substantial portion of its Business or assets.

              (j) All contracts, agreements, commitments or other understandings or arrangements to which Seller is a party or by which it or any of its property is bound or affected but excluding (i) purchase orders and commitments for raw materials, parts (including motors) and supplies made in the Ordinary Course of Business involving payments or receipts by Seller of less than $50,000 in any single case but not more than $100,000 in the aggregate, (ii) contracts entered into in the Ordinary Course of Business and involving payments or receipts by Seller of less than $2,500 in the case of any single contract but not more than $10,000 in the aggregate, (iii) contracts entered into in the Ordinary Course of Business which are terminable by Seller on less than 30 days' notice without any penalty or consideration and involving payments or receipts by Seller of less than $2,500 in the case of any single contract but not more than $10,000 in the aggregate, and (iv) sales orders or commitments for the sale of manufactured boats, parts or accessories made in the Ordinary Course of Business upon Seller's normal price and terms.

              (k) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Seller is a party or is bound or which relate to the operation of Seller's Business.

              (l) The names and current annual salary rates of all Persons (including independent commission agents) whose annual compensation (direct or indirect) from Seller is currently at the rate of more than $30,000 per annum and showing separately for each such Person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended; and

              (m) The name of each bank in which Seller has an account or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto; and the names of all Persons, if any, holding Tax or other powers of attorney from Seller and a summary of the terms thereof.

All of the contracts, agreements, leases, licenses and commitments required to be listed on SCHEDULE 5.14 (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in SCHEDULE 5.14, validly assignable to Purchaser without the consent of any other party so that, after the assignment thereof to Purchaser pursuant hereto, Purchaser will be entitled to the full benefits thereof. Except as disclosed in SCHEDULE 5.14, none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder or result in a right to accelerate or loss of rights, and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Seller's Business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. None of Seller's existing or completed contracts is subject to renegotiation with any Governmental Body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on SCHEDULE .5.14 (together with any and all amendments thereto) have been delivered to Purchaser and initialed by Seller's Secretary and identified with a reference to this Section 5.14 of this Agreement.

       5.15   PATENTS AND OTHER INTELLECTUAL PROPERTY.

              (a) DEFINITION OF INTELLECTUAL PROPERTY. "Intellectual Property" shall mean (i) all inventions, whether Patentable or unpatentable (and whether or not reduced to practice), all improvements thereto, and all "Patents" including all Patents and Patent disclosures and applications, and registered design and registered design applications, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all "Trademarks," including registered or unregistered Trademarks, registered or unregistered servicemarks, and all translations, adaptations, deviations, combinations, applications, registrations and renewals in connection with any registered or unregistered Trademark or servicemark, and all trade names, trade dress and logos, (iii) all "Copyrights," meaning all registered Copyrights, Copyright applications, Copyrightable works, and unregistered Copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith,
        (v) all Confidential Information, (vi) all computer software and software licenses (including data and related documentation), (vii) all other similar proprietary rights, and (viii) all copies and tangible embodiments of the foregoing, in whatever form or medium.

              (b) POSSESSION, RIGHTS AND OWNERSHIP. To the Knowledge of Seller, with an obligation of investigation, Seller possesses all Intellectual Property necessary for the conduct of its Business as presently conducted, including all licenses and rights to use any Intellectual Property necessary for the Business as presently conducted. Seller is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property owned by it, free and clear of all Encumbrances, other than as set forth on SCHEDULE 5.15 hereof. Except as set forth on SCHEDULE 5.15, no right of the Purchaser in the Intellectual Property used in the Business will be impaired or encumbered in any material way by reason of the consummation of the transactions contemplated hereby.

              (c) NO PROCEEDINGS, DISCLOSURE OR INFRINGEMENT. Seller has not received any notice of any event, inquiry, investigation or Proceeding Threatening the validity or exclusivity, where applicable, of any Intellectual Property. Except as set forth on SCHEDULE 5.15, Seller has taken all reasonable and prudent steps to protect the Intellectual Property from infringement by any other Person. Except as set forth on
       SCHEDULE 5.15 no other Person (i) has the right (including a license) to use any of the Intellectual Property with respect to the goods and services on which they are now being used in Seller's Business either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such Person, to cause confusion with such Intellectual Property, or cause a mistake or to deceive, (ii) has notified the Seller that it claims any ownership or right to use such Intellectual Property, or (iii) to Seller's or Member's Knowledge, is infringing on any Intellectual Property in any material respect. Except as set forth in SCHEDULE 5.15, Seller has full ownership rights and interests in and to all of the trade secrets used in the Business of Seller, which trade secrets have not been disclosed to or to Seller's Knowledge appropriated or used by any Person other than Seller. The use of the Intellectual Property utilized in the Seller's Business has not conflicted and does not now conflict with, infringe upon or otherwise violate in any material respect, the rights of any third party. Except as set forth on SCHEDULE 5.15, no legal Proceeding has been instituted against, or notice or claim received by Seller, that alleges that the use by Seller of the Intellectual Property (or any Intellectual Property or process) used in Seller's Business infringes upon or otherwise violates the rights of a third party, other than any such Proceeding or notice or claim that has been disposed of without the imposition of any continuing adverse event on the Seller's Business.

              (d) PROPRIETARY RIGHTS. Schedule 5.15 identifies each Patent, Trademark and Copyright owned or used by the Seller. SCHEDULE 5.15 also sets forth: (i) for each Patent, the issue number, issue date, normal expiration date (if applicable) and subject matter for each country in which such Patent has been issued, or, if applicable, the application number and date of filing for each country, (ii) for each Trademark (A) the description, the application, serial number or registration number, the class of goods covered and the issue and expiration or renewal (as applicable) date for each country in which the Trademark has been applied for or registered, (B) the description of each Trademark for which registration has not been sought, (iii) for each registered Copyright, the application or issue number and the date of filing for each country in which a Copyright has been registered. True and correct copies of all Patents, Trademarks and Copyrights (including all pending applications) evidencing Intellectual Property which have been registered or issued by a governmental agency to or for the Seller have been provided to the Purchaser. Except as to applications pending, all of the

       Patents, registered Trademarks and registered Copyrights have been duly and validly issued. All of the pending Patent applications have been duly filed. SCHEDULE 5.15 also identifies all material licenses and license rights to which the Seller is a party or pursuant to which it is bound.

       5.16 NO GUARANTIES. Except for the personal guarantees given by Robert Weary and Member of certain of Seller's Debt Instruments, none of the obligations or liabilities of Seller is guaranteed by, or subject to a similar contingent liability to, any other Person, nor has Seller or Member guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other Person in connection with the Business.

       5.17 INVENTORY. Seller conducted a physical inventory on or about October 31, 1998 in a manner contemplated to properly compile an accurate and complete inventory count as of such date. All items of Seller's inventory and related supplies (including raw materials, work-in-process and finished goods) so counted and included for valuation as of such date are (a) merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the Ordinary Course of Business as first quality goods at normal mark-ups, (b) not obsolete or below standard quality,
(c) reflected on the basis of a complete physical count, and (d) valued at the lower of cost (on a first-in, first-out basis) or market in accordance with Generally Accepted Accounting Principles. Seller's Assets include a sufficient but not an excessive quantity of each type of such inventory and supplies in order to meet the normal requirements of Seller's Business and operations for a period of not less than one (1) nor more than three (3) months.

       5.18 RECEIVABLES. All receivables of Seller (including accounts receivable, loans receivable and advances) which are reflected in the Final Balance Sheet, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Seller's Business and shall be (or have been) fully collected when due, net of any amount of allowance for doubtful accounts (bad debt reserve), without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with marine industry standards.

       5.19 BUSINESS DESCRIPTION. Schedule 5.19 contains an accurate and substantially complete summary description of the name of each material customer and supplier of Seller, the loss of which might materially and adversely affect Seller's Business.

       5.20 RECORDS. The books of account and other records of Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the Business of Seller which properly should have been set forth therein and which have not been accurately so set forth. The foregoing does not apply to or otherwise supplement the representation regarding the financial statements of Seller.

       5.21 REAL ESTATE. SCHEDULE 5.14(a) contains a list of all easements under which the Seller is benefitted (the "Easements"). With respect to each parcel of real estate owned by the Seller (the "OWNED REAL ESTATE"), and each parcel of real estate leased by the Seller (the "LEASED REAL ESTATE")

(the Owned Real Estate and the Leased Real Estate are collectively referred to herein as the "Real Estate") :

              (a) SCHEDULE 5.14(a) contains a complete and accurate legal description of each parcel of Owned Real Estate and a description of each written or oral lease regarding Leased Real Estate;

              (b) Except as set forth on SCHEDULE 5.21 hereto, there are no public improvements affecting any parcel of Owned Real Estate or Leased Real Estate including, but not limited to, water, sewer, sidewalk, street, alley, curbing, landscaping or related improvements, which have been commenced and/or completed and for which an assessment has not been levied against the Real Estate or, to Seller's Knowledge, which may be levied against the Real Estate after the date of this Agreement;

              (c) There are no deferred property Taxes or assessments with respect to the Real Estate which may or will become due and payable as a result of the consummation of the transaction contemplated hereby; PROVIDED, HOWEVER, that certain property tax exemptions described in
       SCHEDULE 5.14 granted to Seller by Governmental Bodies may lapse and expire by reason of this transaction unless renewed or extended by such Governmental Body pursuant to the application and request of Purchaser.

              (d) The Seller is the sole owner in fee simple title of each parcel of Owned Real Estate and each such parcel is free and clear of any and all Encumbrances, except (i) those Encumbrances set forth in SCHEDULE
       5.21 hereto, (ii) municipal zoning ordinances, recorded Easements for public utilities and recorded building and use restrictions and covenants, (iii) general real estate Taxes and installments of special assessments payable in the year of Closing, and (iv) minor survey exceptions, licenses, Easements or reservations of, or rights of others for, oil, gas minerals, ores or metals, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property, minor defects in title or other similar charges not interfering in any material respect with the Ordinary Course of Business of the Seller or with the use or ownership of the Owned Real Estate (collectively the "PERMITTED ENCUMBRANCES"). The Permitted Encumbrances and those Encumbrances set forth in SCHEDULE 5.21 hereto do not individually or in the aggregate materially impair or prohibit the Seller's current use of the Owned Real Estate;

              (e) Except as set forth in SCHEDULE 5.21 hereto, there are no condemnation Proceedings pending or, to which the Seller has Knowledge, Threatened with respect to all or any part of any parcel of Real Estate;

              (f) To the Seller's Knowledge, except for the Permitted Encumbrances and those Encumbrances set forth in SCHEDULE 5.21 hereto, there are no private restrictions, covenants, or reservations which materially and adversely affect the use or occupancy of all or any part of any parcel of Owned Real Estate or any of the Easements;

              (g)    To Seller's Knowledge, and except as set forth on Schedule
       5.21 hereto, there are no Applicable Laws requiring repair, alteration or correction of any existing condition on any parcel of Real Estate and there are no conditions that could give rise to the same;

              (h)    To the Seller's Knowledge, except as set forth in SCHEDULE
       5.21 hereto, (a) there are no structural, mechanical or other defects of material significance in any of the buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, located on any parcel of Real Estate, and (b) all such buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, will be until the Closing Date, maintained in good repair, working order and condition, ordinary wear and tear excepted;

              (i) Except as set forth in SCHEDULE 5.21 hereto, the improvements on each parcel of Real Estate and the Seller's use thereof comply in all material respects with any and all building, zoning, subdivision, traffic, parking, land use, occupancy, health and other Applicable Laws (excluding Environmental Laws which are subject to the representations set forth in Section 5.24) pertaining to the Real Estate or to the development, construction, management, use and operations of the improvements thereon;

              (j) Except as set forth in SCHEDULE 5.21 hereto, the improvements located on each parcel of Real Estate, including fences, driveways and other structures occupied, used or claimed by the Seller, are wholly within the boundary lines of such parcels of Real Estate and such improvements and the Seller's present uses thereof do not in any material respect infringe upon the rights of any other Person;

              (k) Except as set forth in SCHEDULE 5.21 hereto, no buildings, fences, driveways or other structures of any adjoining owner encroach upon any part of any parcel of Real Estate or any of the Easements; and

              (l) Except as set forth in SCHEDULE 5.21 hereto, to the Knowledge of Seller, the Seller has all operating permits necessary for the operation of the Business, and all such permits are current, except where the failure to have any such current operating permit in good order would not have a Material Adverse Effect on the Seller. To the Knowledge of Seller, except as set forth in SCHEDULE 5.21, the Seller has all Easements, or access through public utility easements, on to private property, construction permits, highway crossing licenses and permits (and other similar licenses and permits) and right-of-way-licenses reasonably necessary to conduct the Business, except where the failure to have any such easement on to private property, construction permits, highway crossing licenses and permits (and other similar licenses and permits), and right-of-way licenses would not have a Material Adverse Effect.

       5.22 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any officer, employee or agent of Seller, nor any other Person acting on its behalf, has, directly or indirectly, since inception given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business of Seller (or assist Seller in connection with any actual or proposed transaction) which (a) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (b), if not given in the past, might have had an adverse effect on the Assets, Business or operations of Seller as reflected in the Financial Statement or (c), if not continued in the future, might adversely affect Seller's assets, Business, operations or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or Proceeding.

       5.23   EMPLOYEE BENEFITS.

              (a) BENEFIT PLANS. Except as described in SCHEDULE 5.23 hereto, the Seller does not maintain or contribute to any Benefit Plans. Without limiting the generality of the foregoing provision of this Section, except as described in SCHEDULE 5.23 hereto, there are no pension plans, welfare plans or employee benefit plans qualified under Section 401(a) of the Code to which the Seller is required to contribute. The Seller does not and will not have any unfunded Liability for services rendered prior to the Closing Date under any Benefit Plans. The Seller is not in any material default under any Benefit Plan. Except as set forth in Schedule 5.23, neither the Seller, nor any entity now or formerly part of a controlled group with the Seller, within the meaning of Section 412(c)(11)(B)(ii) of the Code, maintains or has ever maintained a "defined benefit plan," as defined in Section 3(35) of ERISA, that is subject to Section 412 of the Code and Section 302 of ERISA. Except as set forth in SCHEDULE
       5.23 hereto, neither the Seller nor any of its "subsidiaries" contributes to or has any Liability (including but not limited to withdrawal Liability) with respect to any multi-employer plan (as defined in Section 4064(a) of ERISA or Section 4001(a)(3) of ERISA). Other than claims for benefits in ordinary course, there are no actions, suits, disputes, arbitrations or other material claims pending or, to Seller's' Knowledge, Threatened with respect to any Benefit Plan. For purposes of this Section, "subsidiaries" shall include all corporations and all trades or businesses (whether or not incorporated) which may be liable for any income Tax, loss of Tax deduction, excise Taxes, penalties or other similar consequences under ERISA (as hereinafter defined) or under the Code by reason of its ownership affiliation with the Seller.

              (b) OTHER PLANS. The Seller have made available to the Purchaser information relating to deferred compensation, incentive compensation and other fringe benefit plans, if any, sponsored or maintained by the Seller. Except as set forth in SCHEDULE 5.23, there are no present or former employees of the Seller who are entitled to
       (i) any pensions or other benefits to be paid after termination of employment, including termination on account of disability (except as otherwise required under Section 601 of ERISA) or (ii) deferred compensation payments.

              (c) BENEFIT PLAN DOCUMENTS. The Seller has made available to the Purchaser the following documents, as they may have been amended to the date hereof, embodying or relating to each Benefit Plan listed in
       SCHEDULE 5.23 hereto: (i) all written plan documents for each such Benefit Plan, including all amendments to each such Benefit Plan, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter received from the Internal Revenue Service, if any, as to the qualified status of any such Benefit Plan under Section 401(a) of the Code; (iii) the current summary plan description, if any, for each such Benefit Plan; and

       (iv) the most recent annual return/report on form 5500, 5500-C or 5500-R, if any, for each such Benefit Plan.

              (d) PROHIBITED TRANSACTIONS. The Seller has not, nor, to the Seller's Knowledge, has any other "disqualified person" or "party in interest", as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively, engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, with respect to any Benefit Plan listed on SCHEDULE 5.23 hereto subject to ERISA, which could reasonably be expected to subject the Seller to a material Tax or penalty on prohibited transactions imposed by either
       Section 502(i) of ERISA or Section 4975 of the Code. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not (i) involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan listed on SCHEDULE 5.23 hereto, or (ii) accelerate the payment of any benefits under any Benefit Plan listed on SCHEDULE 5.23 hereto.

              (e) FIDUCIARY DUTY. To the Seller's Knowledge, any other fiduciary of any Benefit Plan listed on SCHEDULE 5.23 hereto engaged in any transaction with respect to such Benefit Plan or failed to act in a manner with respect to such Benefit Plan which could reasonably be expected to subject the Seller to any material Liability for a breach of fiduciary duty under ERISA or any other Applicable Law.

              (f) COBRA. The Seller has complied in all material respects with the coverage continuation requirements of Sections 601 through 609 of ERISA, Section 5980B of the Code, and the requirements of any similar state law regarding continued insurance coverage, and the Seller has incurred no material Liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit pending, or to the Seller's Knowledge, Threatened, with respect to such requirements.

              (g) TRIGGERING OF OBLIGATION AND OTHER BINDING COMMITMENTS. Except as set forth in SCHEDULE 5.23, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Seller to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee (other than Member, which amount if any shall not be payable by Purchaser) or former employee. Notwithstanding the foregoing, Purchaser acknowledges and agrees that it will enter into an employment agreement with Geoffrey T. Pepper on the Closing Date and shall be obligated pursuant to the terms contained therein.

       5.24   ENVIRONMENTAL MATTERS.

              (a) Except as set forth in SCHEDULE 5.24 hereto, to the Knowledge of Seller, the Seller has never generated, transported, stored, handled, disposed of or contracted for the disposal of any Hazardous Materials. Except as set forth in SCHEDULE 5.24 hereto, to the Knowledge of Seller, no employee of the Seller has, in the course and scope of employment with the Seller, been exposed to any Hazardous Materials in such a manner as to be harmed thereby (whether such harm is now known to exist or will be discovered in the future). Except as set forth on SCHEDULE 5.24 hereto, the Seller is not listed as a potentially responsible party under CERCLA or any comparable or similar U.S. federal or state statute, the Seller has not received notice of such a listing and the Seller have no Knowledge of any facts or circumstances which could give rise to such a listing.

              (b) Except as set forth on SCHEDULE 5.24 hereto, the Real Estate has been operated by the Seller and to Seller's Knowledge is in compliance in all material respects with all Applicable Laws, including Environmental Laws and all Applicable Laws relating to underground and/or above ground petroleum storage tanks. Except as set forth on SCHEDULE
       5.24 hereto, the Seller otherwise complies in all material respects with all Environmental Laws. Seller has obtained or has taken appropriate steps, as required by Environmental Laws and Applicable Laws, to obtain all environmental, health and safety permits, consents, approvals, licenses and other authorizations necessary for the ownership and operation of the Business, all of the permits and other such authorizations are in good standing, and the Seller is in compliance in all material respects with such permits and other such authorizations. Except as set forth in SCHEDULE 5.24, and to Seller's Knowledge, the Real Estate is free of any and all Environmental Conditions and Hazardous Materials and is not subject to any Environmental Claim or "Super-Fund" type Encumbrances by any Person arising from the release or Threatened release of any Hazardous Materials in, on, about or under the Real Estate.

              (c) All of the third parties with which the Seller has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any pollutant generated or present at the Real Estate, or which otherwise participate or have participated in activities or conduct related to the Real Estate or the Business, were properly permitted at the relevant time to perform the foregoing activities or conduct.

              (d) There are not currently and never have been any wells or underground and/or above ground storage tanks (whether or not currently in use) on any parcel of Real Estate and, to the extent such wells or tanks are described in SCHEDULE 5.24, all such wells and tanks are, in sound condition and are not leaking.

              (e) No part of any parcel of Real Estate is now being used, nor to Seller's Knowledge has any parcel of Real Estate ever been used, as a landfill, dump or other disposal, storage, transfer, treating or handling area for any Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, treating or handling Hazardous Materials.

              (f) Except as set forth in SCHEDULE 5.24 hereto, to Seller's Knowledge, Seller is not subject to any investigation, nor has the Seller received any written notification within the past two years of any judicial or administrative Proceeding, notice, Order, judgment, decree or settlement, alleging or addressing (i) any violation of Environmental Laws or (ii) any Environmental Claims or liabilities and costs arising from the release or Threatened release of any Hazardous Materials. To the Knowledge of Seller, there has been no release of any

       Hazardous Materials in a reportable quantity under Environmental Laws at, to or from the Real Estate.

              (g) Except as set forth in SCHEDULE 5.24 hereto, to Seller's Knowledge, there is not constructed, placed, deposited, stored, disposed or located on the Real Estate any asbestos in any form.

              (h) Except as set forth in SCHEDULE 5.24 hereto, to Seller's Knowledge, there is not constructed, placed, deposited, stored, disposed nor located on the Real Estate any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs.

              (i) Except as set forth in SCHEDULE 5.24 hereto, there is not constructed, placed, deposited, stored, disposed nor located on the Real Estate any insulating material containing urea formaldehyde.

              (j) As used in this Agreement including Section 12.8 hereof, the terms "Environmental Claims", "Environmental Conditions", "Environmental Laws" and "Hazardous Materials" shall be defined as follows:

                     (i) "Environmental Claims" shall mean administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or Proceedings, consent decrees, judgments, administrative Orders or agreements, arising under any Environmental Law or any permit issued under any such Law, including (A) Environmental Claims by Governmental Agencies for enforcement, cleanup, removal, response, remedial or other actions or Damages pursuant to any applicable Environmental Law, and (B) Environmental Claims by any third party seeking Damages or injunctive relief resulting from Environmental Conditions or arising from alleged injury or threat of injury to health, safety or the environment.

                     (ii) "Environmental Conditions" shall mean the presence or introduction into the environment of any Hazardous Materials (and any resulting air, soil, groundwater or surface water contamination without regard to location to which such resulting contamination has migrated or spread) as a result of which the Seller has or may become liable to any Person or by reason of which the Seller or any assets of the Seller may suffer or be subjected to any Encumbrance or Losses.

                     (iii) "Environmental Laws" shall mean all Applicable Laws and any Order that (A) regulates or relates to the protection or clean-up of the environment; the use, treatment, generation, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees insofar as such health and safety laws may apply to matters affecting the natural environment; or (B) imposes Liability with respect to any of the foregoing, including without limitation CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.;
              the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; and the Occupational Safety and Health Act of 1970, as amended, as it applies to an effect upon the natural environment, 29 U.S.C.
              Section 651 ET SEQ.; or any other federal, state or local law of similar effect, each as amended from time to time.

                     (iv) "Hazardous Materials" shall mean (A) any petroleum or petroleum products, asbestos in any form, and polychlorinated biphenyls; (B) any radioactive substance; (C) any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound; and (D) any chemicals, materials or substances, whether solid, liquid or gas defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

       5.25 DEBT INSTRUMENTS. SCHEDULE 5.25 is a true, correct and complete list showing the names of the parties and outstanding indebtedness as of the respective dates set forth on SCHEDULE 5.25 under all mortgages, indentures, notes, guarantees and other obligations for or relating to borrowed money, purchase money debt (including conditional sales contract and capital leases) or covenants not to compete (the "Debt Instruments") for which the Seller is primarily or secondarily obligated. The Seller has previously delivered to Purchaser true, complete and correct copies of each of the Debt Instruments. Except as described in SCHEDULE 5.25, Seller has performed all of the material obligations required to be performed by it, and is not in material breach or default under any of the provisions of any of the Debt Instruments, and there has not occurred any event which, (with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a breach or default.

       5.26   RELATIONSHIP WITH RELATED PERSONS.  Except as set forth in
SCHEDULE 5.26 hereto, the Member, members of any governing body, officers, and employees of the Seller and their Related Persons do not have any interest in any of the properties or assets of the Seller (other than the interest conferred under law solely as a consequence of a Person's status as a member of Seller) and, to the Seller's Knowledge, do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Seller or, (ii) has engaged or is engaged in competition with the Seller with respect to any line of products or services of the Seller in any market presently served by the Seller (a "Competing Business") (except for less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). To the Knowledge of the Seller, and except as set forth on SCHEDULE 5.26 hereto, no Member, member of a governing body, or officer of the Seller and none of their Related Persons is a party to any Contract with, or has any claim or right against, the Seller, other than the rights officer and members of a governing body of the Seller have with respect to indemnification under state law. All money owed by the Seller to its Member, member of a governing body, or officers, or their Related Persons, (other than for salary) are for bona fide debts and are set forth in SCHEDULE 5.26 hereto.

       5.27 LABOR MATTERS. SCHEDULE 5.14 contains a list of all collective bargaining agreements to which the Seller is a party. Except as set forth in
SCHEDULE 5.27, since inception of Seller, Seller has not experienced any attempt to organize any of its employees of collectively bargaining or entering into a labor contract on behalf of such employees. As of the date hereof, there is no employee activity which may be adverse to Seller, including labor strikes or disturbances, pending or, to the Knowledge of Seller, Threatened against Seller. Except as set forth on SCHEDULE 5.27, there are no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such agreements, or as a result of such attempts to organize, which have not been finally resolved, settled or otherwise disposed of. Seller is in compliance in all material respects with all Applicable Laws respecting employment practices, employment documentation, terms and conditions of employment and wages and hours. There are no labor practice charges or complaints against or affecting Seller pending before any applicable Governmental Body and, to the Knowledge of Seller, there are no material facts or information which would have a reasonable probability of giving rise thereto.

       5.28 YEAR 2000 COMPLIANCE. All software used or developed by Seller in the Business, third party software, computer, communications, electronic or other hardware or equipment, including any imbedded software or firmware, used in the Business will correctly recognize, calculate, sort, store, display or otherwise process data involving dates prior to, during or after the year 2000, and no operation or functionality problems will exist with respect to the approach, occurrence or passing of the calendar date January 1, 2000.

       5.29 DISCLOSURE. No representation or warranty by Seller contained in this Agreement, nor any statement or certificate furnished or to be furnished by Seller or Member to Purchaser or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omit or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Business of the Seller with adequate information as to Seller and its condition (financial and otherwise), properties, assets, liabilities, Business and prospects, and Seller and Member have disclosed to Purchaser in writing all material adverse facts known to them relating to the same. The representations and warranties contained in this Article V or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                       ARTICLE VI

                      PURCHASER'S REPRESENTATIONS AND WARRANTIES

       REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller as follows:

       6.1 ORGANIZATION. Purchaser is a limited liability company organized, existing and in good standing under the laws of Delaware and has full power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this

Agreement and to carry on its Business as now being conducted and to own, lease or operate its properties.

       6.2 AUTHORIZATION AND APPROVAL OF AGREEMENT. All Proceedings or action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

       6.3 EXECUTION DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or Encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any Order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all Proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto, have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

       6.4 LITIGATION. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding, nor any Order, decree or judgment in progress, pending or in effect, or to the Knowledge of Purchaser Threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

                                     ARTICLE VII

                                 PRECLOSING COVENANTS

       7.1    CONDUCT OF BUSINESS PRIOR TO CLOSING.

              (a) Prior to the Closing, Seller shall conduct its Business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller and Member will use their best efforts
       (i) to preserve the Business and organization of Seller intact, (ii) to keep available to Purchaser the services of Seller's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Purchaser the goodwill of Seller's suppliers, customers, landlords and others having business relations with it, (iv) to cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract with Seller where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby and (v) to cooperate with Purchaser in its efforts to obtain the financing of the Cash Consideration. Without limiting the generality of the foregoing, prior to the Closing Seller will not without Purchaser's prior written approval:

                     (i) change its certificate of organization or other governing documents or merge or consolidate or obligate itself to do so with or into any other entity;

                     (ii) enter into any contract, agreement, commitment or other understanding or arrangement except for those of the type which would not have to be listed and described under subparagraph
              (j) of Section 5.14 above; or

                     (iii) with the exception of the redemption or purchase of the interests of certain members of Seller, perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type (A) described in subparagraphs
              (a), (b), (c), (d), (e), (h), (i), (j), (k), (l), (m), (n), (p) or
              (q) of Section 5.10 of this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (B) described in Section 5.3 of this Agreement which would be required to be set forth on SCHEDULE 5.3 hereof.

              (b) Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Article V or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

              (c) Seller shall, and Member will cause Seller to, consult with and follow the recommendations of Purchaser with respect to (i) the cancellation of contracts, agreements; commitments or other understandings or arrangements to which Seller is a party, including, without limitation, purchase orders for any item of inventory and commitments for capital expenditures or improvements, (ii) the commencement in one or more of Seller's locations of the orderly and gradual discontinuance of particular items or operations and (iii) purchasing, pricing or selling policy including, without limitation, selling merchandise at discounts; PROVIDED, HOWEVER, that nothing contained in this subsection (c) shall require Seller to take or fail to take any action that, in Seller's reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Seller, or is likely to result in losses or reduced profits to Seller, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of Seller's Business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller of any of its representations, warranties or covenants contained in this Agreement (unless any much breach is first waived in writing by Purchaser).

       7.2 ACCESS TO INFORMATION AND DOCUMENTS. Upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to Seller's personnel and all properties, documents, contracts, books and records of Seller and will furnish Purchaser with copies of such documents (certified as complete and correct by Seller's officers if so requested) and with such information with respect to the affairs of Seller as Purchaser may from time to time request, and Purchaser will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

       7.3 EMPLOYMENT AGREEMENTS. At the Closing, Purchaser will execute and deliver, and Seller and Member will make best efforts to cause certain employees of Seller to execute and deliver, the employment agreements with Geoffrey T. Pepper (in the form of Exhibits C) and certain other management employees mutually agreed upon by the parties.

       7.4    DIRECTORS AND MEMBER AUTHORIZATION; CHANGE OF SELLER NAME.

              (a) At or prior to the Closing, Seller will deliver to Purchaser a copy of the resolutions of its management committee and the resolutions or consents of the Member, together with any and all required resolutions or consents of the shareholders thereof, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Seller.

              (b) At least ten (10) days prior to the Closing, Seller and the Member will deliver to Purchaser a duly executed and acknowledged certificate of amendment to Seller's Articles of Organization or other appropriate document which is required to change Seller's corporate name to a new name bearing no resemblance to its present name so as to make Seller's present name available to Purchaser. Purchaser is hereby authorized to file such certificate or other document (at Seller's expense) in order to effectuate such change of name at or after the Closing as Purchaser shall elect.

       7.5 NON-COMPETITION AGREEMENT. Seller and Member shall execute and deliver to Purchaser at or prior to the Closing a Non-Competition and Continuity of Business Dealings Undertaking in the form of Exhibit D annexed hereto.

       7.6 ENCUMBRANCES. Seller shall not, directly or indirectly, perform or fail to perform any act which could reasonably be expected to result in the creation or imposition of any Encumbrance on any of the properties or assets of Seller or otherwise adversely affect the marketability of the Seller's title to any of its properties or assets.

       7.7 PAY INCREASES. Except normal increases in the Ordinary Course of Business, the Seller shall not, without the prior written consent of Purchaser, grant any increase in the salaries or rate of pay to any of its employees, grant any increase in any benefits or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement, employment agreement or Benefit Plan for the benefit of any of its employees.

       7.8 RESTRICTIONS ON NEW CONTRACTS. Except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, the Seller shall not enter into any contract, incur any Liability, assume, guarantee or otherwise become liable or responsible for any Liability of any other Person, make any loans, advances or capital contributions to any other Person (except for extensions of credit to its customers in the Ordinary Course of Business), or waive any right or enter into any other transaction, in each case other than in the Ordinary Course of Business and consistent with the Seller's normal business practices. Without limiting the foregoing, for the purposes of this Agreement, any contract involving the sum of $25,000 or more shall be deemed to be outside the Ordinary Course of Business.

       7.9 PRESERVATION OF BUSINESS. Seller shall use reasonable efforts to preserve its Business organization intact, to keep available to Purchaser the present employees of Seller and to preserve for Purchaser the present goodwill and relationship of Seller with its vendors, suppliers, customers and others having business relationships with Seller.

       7.10 PAYMENT AND PERFORMANCE OF OBLIGATIONS. Seller shall timely pay and discharge all invoices, bills and other monetary Liabilities when due.

       7.11 RESTRICTIONS ON SALE OF ASSETS. Seller shall not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of its properties or assets, except for the sale of inventory in the Ordinary Course of Business and at regular prices.

       7.12 PROMPT NOTICE. Seller shall promptly notify Purchaser in writing upon becoming aware of any of the following: (i) any claim, demand or other Proceeding that may be brought, Threatened, asserted or commenced against Seller, its officers or directors; (ii) any changes in the accuracy of the representations and warranties made by Seller or any Member in this Agreement; (iii) any Injunction or any complaint praying for an Injunction restraining or enjoining the consummation of the transactions contemplated hereby; or (iv) any notice from any Person of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

       7.13 CONSENTS. As soon as reasonably practicable and in any event on or before the Closing Date, Seller will use reasonable efforts to obtain or cause to be obtained all of the consents and approvals of all Persons necessary for the Seller to consummate the transactions contemplated hereby, including the consents and approvals required under any contract or agreement.

       7.14 COPIES OF DOCUMENTS. Seller agrees that as soon as reasonably possible following the execution hereof, it shall furnish or make available to Purchaser a true, complete and accurate copy of each Operating Contract and any additional Contract listed on SCHEDULE 5.14 hereto.

       7.15 NO SOLICITATION OF OTHER OFFERS. Seller will not, and will not permit its Member, representatives, investment bankers, agents and Affiliates to, directly or indirectly, (i) solicit or encourage submission of or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Seller to, (iv) accept or approve, or (v) otherwise assist, facilitate or encourage, or enter into any Contract with, any Person or group (other than Purchaser and its Affiliates, agents and representatives), in connection with any Acquisition Proposal. In addition, the Seller will not, and will not permit its Member, representatives, investment bankers, agents and Affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than Purchaser). In addition, Seller will immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing. "Acquisition Proposal" means any proposal relating to the possible acquisition of the Seller either by way of merger, purchase of capital stock of Seller, purchase of all or substantially all of the assets of Seller, or otherwise.

       7.16 ACCOUNTS RECEIVABLE AND PAYABLE. Seller shall not accelerate the collection of its accounts receivable or delay the payments of its accounts payable or other Liabilities, in each case arising out of the operation of the Business in a manner which would be inconsistent with past practice.

       7.17 INVENTORY. Seller shall maintain the levels of inventory, materials and supplies used in the Business consistent with past practice.

       7.18 INSURANCE. Seller shall maintain in full force and effect all insurance coverages for the Seller's properties and assets substantially comparable to coverages existing on the date hereof.

       7.19 FILING REPORTS AND MAKING PAYMENTS. Seller shall timely file all required reports and notices with each and every applicable Governmental Body and timely make all payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

       7.20 CAPITAL EXPENDITURES. Seller shall not make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate without the Purchaser's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

       7.21 MONTHLY FINANCIAL STATEMENTS. Within thirty (30) days of the close of each month, Seller shall deliver to Purchaser a balance sheet and income statement for disclosing the financial position and results of operations of Seller for the preceding month and year-to-date which shall be prepared on a basis consistent with the Financial Statements identified on
SCHEDULE 5.7 hereof and consistent with the prior months and year-to-date Financial Statements.

       7.22 TITLE REVIEW. As of the Closing Date, the Purchaser shall have, and in proceeding to close has, reviewed and approved, except for its reasonable objections thereto described in Schedule 5.21 hereof, which shall be prepared at or prior to the Closing and after the execution date of this Agreement, the preliminary title commitments and surveys with respect to the condition and status of the Real Estate. Seller shall cure and/or indemnify to the reasonable satisfaction of Purchaser, in accordance with the provisions of Article VIII of this Agreement, such reasonable objections to title which Purchaser has designated for such cure under Article VIII of this Agreement.

       7.23 LITIGATION. From the date hereof and through the Closing Date, the Seller will notify the Purchaser in writing of any actions or Proceedings of the type required to be described in Section 5.11 of this Agreement, that, from the time hereof, are, to the Seller's Knowledge, Threatened or commenced against the Seller or against any officer, director or employee of the Seller relating to the Business or the Seller.

       7.24 DISCONTINUED OPERATIONS AND ENVIRONMENTAL CONDITIONS INSURANCE COVERAGE.

              (a) DISCONTINUED OPERATIONS (TAIL) INSURANCE COVERAGE. Purchaser shall purchase and maintain a discontinued operations (tail) insurance policy or policies for a period of time to be determined in its discretion at such coverages and coverage levels and with an insurer to be determined by Purchaser, which policy or policies shall insure Purchaser against any and all liability, including products liability, for, at a minimum, all acts, occurrences and omissions of Seller arising from, in connection with or incident to, without limitation, the design, manufacture, marketing, product branding, distribution or sale of any and all Seller Products, or Seller workmanship, prior to and including the Closing Date. Such policy or policies of insurance shall be applicable to direct Losses and Losses arising from or in connection with any and all third party claim(s). Seller and Purchaser agree that (i) Seller shall be responsible and liable for any and all Losses arising from such claims and Proceedings the factual basis for which arose in any way from the manufacture of Seller Product on or prior to the Closing Date and (ii) Purchaser shall be responsible and liable only for Losses arising from claims and Proceedings the factual basis of which arises only from Purchaser's manufacture of products after the Closing Date.

              (b) ENVIRONMENTAL CONDITIONS INSURANCE COVERAGE. Purchaser shall purchase and pay all premiums arising from an environmental conditions insurance policy or policies which will insure Purchaser for a period of at least two (2) years following the Closing Date against certain insurable losses, to be determined by Purchaser in its sole discretion, from any Environmental Condition that arises from, in connection with or incident to the ownership and/or operation by Purchaser of the Owned Real Estate transferred to Purchaser pursuant to this Agreement.

       7.25 PHYSICAL INVENTORY AS OF OCTOBER 31, 1998. On or about October 29 and 30, 1998 Seller shall have conducted a comprehensive physical inventory of all inventory items and supplies of Seller (the "Physical Inventory"). Seller shall have accurately counted and properly priced and costed the Physical Inventory in accordance with Generally Accepted Accounting Principles. Purchaser and its representatives will review and test the Physical Inventory count and shall test the pricing, extension and final calculation of the Physical Inventory. The Physical Inventory shall be determined and valued in accordance with Generally Accepted Accounting Principles and shall include only those inventory items of Seller that are good, useable and merchantable quality, and shall not include obsolete, damaged or discontinued items, nor shall any inventory be valued if such inventory does not meet quality control standards applicable to Seller's Business or the marine industry. Purchaser shall determine, in its sole discretion, whether it is satisfied with the value, quantity and quality of the Physical Inventory and Seller's report, which report shall include all necessary or required supporting documentation used, prepared or obtained in connection with the Physical Inventory.

       7.26 NOTIFICATION OF MISREPRESENTATION. Member and Seller agree to promptly notify the Purchaser in writing of any material inaccuracy or misrepresentation made by Seller in this Agreement of which Member or the Seller becomes aware prior to the Closing Date and which could result in a Material Adverse Effect with respect to the Seller. Purchaser agrees to promptly notify the Seller in writing of any material inaccuracy or misrepresentation made by the Purchaser in this Agreement of which the Purchaser becomes aware prior to the Closing Date and which could result in a Material Adverse Effect with respect to the Purchaser.

                                     ARTICLE VIII

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

       Unless waived by Purchaser in writing, each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

       8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

       8.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Seller and Member shall have performed and complied with all of their respective covenants, agreements and obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in
Section 4.1 hereof, or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Purchaser.

       8.3 NO MATERIAL ADVERSE EFFECT. As of the Closing Date, nothing shall have occurred which, in the sole judgment of Purchaser could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       8.4 APPROVAL BY COUNSEL. All actions, Proceedings, instruments and documents required of Seller or Member to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Purchaser, and such counsel shall have been furnished with such certified copies of actions and Proceedings and such other instruments and documents as they shall have reasonably requested.

       8.5 LEGAL OPINION. Purchaser shall have received an opinion from the counsel for the Seller and its Member, dated as of the Closing Date, in form and substance satisfactory to the Purchaser in Purchaser's reasonable commercial discretion.

       8.6 COMPANY ACTION. Purchaser shall have received (a) a certificate of the Secretary of Seller as to the incumbency and signatures of the officers and directors, and (b) a good standing certificate of existence issued by the Secretary of State of the State of Kansas and any other jurisdiction in which Seller is qualified to or required to be qualified to do business and (c) if available from any Governmental Body, of the State of Kansas, a Tax clearance certificate in a form acceptable to counsel to Purchaser.

       8.7 ENVIRONMENTAL AUDIT. Subject to the other provisions contained in this Section, Seller shall permit Purchaser or any reasonably qualified environmental consultant designated by Purchaser (the "ENVIRONMENTAL AUDITOR") to conduct a Phase I environmental audit, and, if determined by the Purchaser, in its sole discretion, to be necessary, a Phase II environmental audit (collectively, the

"AUDIT") of the Real Estate prior to Closing. Beginning immediately after the execution hereof, the Environmental Auditor shall have full and free access to the Real Estate, upon reasonable notice. Purchaser shall pay all fees and expenses of the Environmental Auditor. Purchaser shall have the right to conduct soil borings, install monitoring wells and to otherwise test the Real Estate to its sole satisfaction. Purchaser shall have the undisputed and sole right, in its absolute discretion, to terminate this Agreement if the Audit discloses facts or conditions (i) that purportedly violate or with substantial likelihood could violate any Applicable Laws or that disclose a material Environmental Condition, (ii) which could reasonably be expected to have a Material Adverse Effect on the Seller or Purchaser, or
(iii) that are inconsistent in any material respect with the representations and warranties of the Seller set forth herein. In the event Purchaser receives a written Audit report(s), and any supplements or amendments thereto, full and complete copies of such Audit report and its supplements or amendments, if any, shall be promptly provided to Seller.

       8.8    TITLE MATTERS; SURVEYS.

              (a) As soon as practicable following the execution hereof, Seller shall provide to Purchaser A.L.T.A. Form 1992 title insurance commitments from Chicago Title Insurance Company for each parcel of Owned Real Estate to be purchased by Purchaser hereunder agreeing to insure title of owner as the case may be, in an amount equal to the value of each such parcel (however, in any case, not to exceed $2 million) as set forth in the Asset Acquisition Statement schedule prepared by the parties in accordance with Section 2.3 hereof, with standard exceptions waived, together with copies of all documents mentioned in said title insurance commitments. In each case, the amounts purchased shall be increased as necessary to comply with co-insurance provisions of the policies or to qualify for waivers or "agreed-amount" endorsements. Seller also agrees to procure for Purchaser Owner's policies of title insurance, as applicable, on A.L.T.A. Form 1992 for each parcel of such Owned Real Estate. Seller shall bear the cost of obtaining the title insurance commitments and Seller shall pay the cost of the title insurance policies. The policies shall include waivers of the co-insurance clause reasonably acceptable to Purchaser. Purchaser shall be allowed twenty
       (20) business days after receipt of complete commitments (including copies of documents mentioned therein and surveys relating thereto, if applicable) for the examination thereof and the making and delivering of any written objections to the marketability of title. If no title objections are made within such period, such objections shall be deemed to have been waived by Purchaser. If any written reasonable objections to the marketability of title to any parcel of Real Estate are made by Purchaser within said twenty (20) day period, Seller shall use its reasonable best efforts, at its sole cost and expense, to cure said marketable title objections within thirty (30) days after said objections have been raised. If title to the Real Estate is not made marketable to Purchaser's reasonable satisfaction within such thirty (30) day period then Purchaser shall have the right for a period of ten (10) business days to terminate this Agreement by giving written notice of termination to Seller. If no such termination notice is provided by Purchaser, Purchaser's right of termination hereinabove shall be deemed waived.

              (b) Seller shall provide, at its expense, surveys of each parcel of Real Estate. Purchaser shall have the right to make written objections to title based upon any such survey within twenty (20) days after delivery of a copy of the survey to Purchaser, and any such objections to title shall be treated in the same manner as objections to title.

       8.9 DUE DILIGENCE. Purchaser shall (a) have received all due diligence information and documentation requested from Seller and/or the Member, (b) have completed all due diligence investigation (including, without limitation those related to title and Environmental Conditions) and
(c) be satisfied, in its sole discretion, with its investigation of the Seller.

       8.10 PURCHASER FINANCING. Purchaser shall have received a firm commitment for financing of the transactions contemplated hereunder and the consent of its lender(s) to enter into the transactions, if required under any lender loan documents.

       8.11 DELIVERIES AT CLOSING. Seller and/or the Member, as applicable, shall have delivered all documents and instruments, and all other written matter, required pursuant to the terms of this Agreement to be delivered at or prior to the Closing.

       8.12 PROCEEDINGS. No Proceeding before any Governmental Body or other Person shall be pending, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly (a) restrain or prohibit the consummation of the transactions contemplated hereby, or (b) seeks material damages or adverse conditions.

       8.13 CONSENTS AND REMOVAL OF LIENS. Seller shall have obtained consents to the assignment and continuation of all contracts and agreements which, in the reasonable judgment of Purchaser or its counsel, require such consents, including appropriate binders or consents as to policies of insurance to be assigned to Purchaser under this Agreement. The Seller shall have obtained satisfaction and discharge of all Encumbrances, and shall have obtained all governmental and private authorizations that Purchaser deems necessary or desirable in order to own and operate and conduct the Business of Seller, in Purchaser's hands, substantially on the basis heretofore owned, operated and conducted, and as proposed to be owned, operated and conducted by Purchaser.

       8.14   GOVERNMENTAL ASSISTANCE.    All commitments and other
assurances regarding the Industrial Revenue Development Bonds desired by Purchaser from the applicable Governmental Body of the Junction City, Kansas (or any quasi governmental authorities) shall be, to Purchaser's satisfaction, granted or otherwise obtained, preserved or transferred, as applicable, in their entirety to Purchaser in a writing legally sufficient, in the opinion of Purchaser's counsel, to bind such authority.

       8.15 PERIMETER REAL ESTATE OPTION AND OTHER RIGHTS WITH RESPECT TO REAL ESTATE. Seller shall execute an agreement (the terms of which shall be acceptable to counsel to Purchaser) that provides, at a minimum, Purchaser with the exclusive right (a) to lease and/or purchase the eighty (80) acres of (or any part thereof) perimeter property adjacent to Seller's Junction City, Kansas operating facility legally described in an exhibit to SCHEDULE 1.2(b) hereof to this Agreement (the "Perimeter Property") at a monthly lease rate of $1.00 per month or an aggregate purchase price of $10.00 for a period of three (3) years subsequent to the Closing Date, and (b) of first refusal to purchase and/or lease the Perimeter Property for a period of seven (7) years after the expiration date of the expiration of the lease option described above.

       8.16 PHYSICAL INVENTORY AND SELLER FINANCIAL CONDITION. Purchaser shall have received and accepted, in its sole and absolute discretion, the Physical Inventory and Purchaser's accountants shall have completed, and Purchaser shall be satisfied in it sole discretion with the results reported to it, the agreed upon procedures report regarding Seller's Physical Inventory as of October 31, 1998.

       8.17 MEMBER DEBT. Seller shall have extinguished and obtained a full release with respect to any indebtedness (and interest thereon) to any current or former member of Seller, other than Member, or shall have provided to Purchaser adequate assurance, to Purchaser's satisfaction, that such debt has been fully extinguished and released at or prior to the Closing.

       8.18 EMPLOYEE CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT. Purchaser shall have received executed confidentiality and non-disclosure agreements of all other employees of Seller who will or may become employed by Purchaser upon the Closing.

       8.19 ASSET ACQUISITION STATEMENT. Purchaser shall have received the completed Asset Acquisition Statement described in Section 2.3 hereof, or a schedule thereof acceptable to Purchaser, in either or each case executed by Seller.

                                      ARTICLE IX

                          CONDITIONS TO SELLER'S OBLIGATIONS

       Unless waived by Seller in writing, each and every obligation of Seller or the Member to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

       9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

       9.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Purchaser shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in Section 4.2 hereof, or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Seller.

       9.3 APPROVAL BY COUNSEL. All actions, Proceedings, instruments and documents required of Purchaser to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Seller, and such counsel shall have been furnished with such certified copies of actions and Proceedings and such other instruments and documents as they shall have reasonably requested.

       9.4 LEGAL OPINION. Seller shall have received an opinion from the counsel for the Purchaser, dated as of the Closing Date, in form and substance satisfactory to the Seller in the Seller's reasonable commercial discretion.

       9.5 PURCHASE PRICE. Purchaser shall have (i) delivered to the Seller the Cash Consideration and (ii) either arranged for or effected Purchaser's assumption or extinguishment of Seller's lender debt and obtained the release (or indemnified) of Seller and all guarantors from any further liability therefore, in each case to the reasonable satisfaction of Counsel to Seller.

                                      ARTICLE X

                                   INDEMNIFICATION

       10.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to defend, indemnify and hold Purchaser and its Affiliates harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

              (a) any and all losses, costs, expenses (including without limitation, reasonable attorneys fees and disbursements of counsel), liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action, Proceedings, Orders and other obligations of any nature (individually a "Loss" and collectively "Losses") arising from, in connection with, or suffered or incurred by Purchaser (i) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or other agreement by Seller or Member contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith, or (ii) which would not have been suffered or incurred if such representation or warranty were true and not breached or if such covenant or other agreement were fully performed;

              (b) any and all Losses suffered or incurred by Purchaser in respect of or in connection with any Liabilities of Seller not expressly assumed by Purchaser pursuant to the terms of this Agreement and/or the Liabilities Undertaking;

              (c) any and all Liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing hereunder or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, production or sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except to the extent
       (i) reflected or reserved against on the face of the Final Balance Sheet (excluding the notes thereto) or incurred after the Final Balance Sheet Date in connection with the purchase of goods or service in the Ordinary Course of Business and in conformity with the representations, warranties and covenants of Seller contained in this Agreement (or a Schedule hereto), (ii) expressly assumed by Purchaser pursuant to the terms of this Agreement and/or the Liabilities Undertaking, (iii) the Liability involves warranty work performed by Purchaser pursuant to Section 12.9 hereof, or (iv) and only to the extent covered by an applicable policy of insurance from which Purchaser has been paid or will be paid a specific amount;

              (d) the amount of any and all receivables (net of applicable reserves) of the Seller which are not collected in accordance with the provisions contained in Section 5.18 hereof;

              (e) any and all Losses suffered or incurred by Purchaser by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller or any Member with respect to this Agreement or any of the transactions contemplated hereby;

              (f) any and all Losses suffered or incurred by Purchaser (i) by reason of any claim for severance pay or unpaid wages or salaries accruing or incurred or triggered by a discharge at any time prior to upon the Closing or (ii) relating to any claim or Proceeding of any Seller employee arising from any act, occurrence or event the basis of which is dated at any time prior to or on attributable to services performed the Closing;

              (g) any and all Losses suffered or incurred by Purchaser which arise from, are incurred in connection with or are incident to any products liability claim not fully covered by an applicable policy of insurance paid or payable to Purchaser that in any way arises from, without limitation, Seller products designed, manufactured, distributed or sold on or prior to the Closing Date;

              (h) any and all Losses from any matter arising from Seller's creation, operation of, maintenance or other association with any Benefit Plans;

              (i) any and all Losses incurred in connection with or arising from third party claims concerning Seller's Intellectual Property transferred to Purchaser pursuant to this Agreement;

              (j) any and all Losses incurred in connection with or that arises from any claim or Proceeding by any former or future member of Seller; and

              (k) any and all Proceedings, Orders, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Notwithstanding the foregoing, neither the Seller or Member shall be liable to Purchaser for any misrepresentations or breaches of warranty (i) if the aggregate amount of all the Losses of Purchaser based thereon or resulting therefrom is less than $25,000 (the "Liability Exception"); PROVIDED, HOWEVER, that such Liability Exception shall not apply to or include any Losses in excess of $25,000 in the aggregate or those in respect of misrepresentations or breaches of warranty contained in Sections 5.9, 5.13 and 5.23 hereof, as to which Seller and the Member shall be liable in full hereunder, or (ii) for any amount that exceeds, in the aggregate, the Purchase Price under this Agreement (but only to the extent of such excess).

       10.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify, defend, and hold Seller and each Member harmless from, against and in respect of (and shall on demand reimburse them for):

              (a) Any and all Losses resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller hereunder;

              (b) Any and all liabilities or obligations of Seller specifically assumed by Purchaser pursuant to this Agreement; and

              (c) Any and all actions, suits, Proceedings, claims, demands, assessments, judgements, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

       10.3 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties of the parties contained in this Agreement and in any Exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby and any investigation made by the parties or their agents for a period of thirty (30) months after the Closing, after which no claim for indemnification for any misrepresentation, or for the breach of any representation or warranty under this Agreement, may be brought, and no action with respect thereto may be commenced, and no party shall have any Liability or obligation with respect thereto, unless (i) the Indemnified Party gave written notice to the Indemnifying Party specifying with particularity the misrepresentation or a breach of representation or warranty claimed on or before the expiration of such period; (ii) the claim relates to a breach of any representation or warranty contained in Sections 5.9, 5.11 or 5.23, in which case the right to indemnification shall survive until the expiration of the applicable statute of limitations, plus sixty (60) days thereafter, for each and any of the foregoing whether for breach of contract or the Loss cause of action arising in connection with any third party Proceeding; or (iii) the claim relates to any representation or warranty in Sections 5.1, 5.4, 5.6 and 5.13, in which case the right to indemnification shall survive indefinitely. The representations and warranties set forth in Section 5.24 shall expire and terminate upon the later of (x) the Closing Date, or (y) the effective date of the environmental insurance coverage described in Section 7.24 of this Agreement. The covenants and agreements (exclusive of representations and warranties, or any agreement contained within a representation or warranty, set forth in Article V hereof) set forth in this Agreement shall survive indefinitely.

       10.4 PROCEDURE FOR INDEMNIFICATION. In the event a party intends to seek indemnification pursuant to the provisions of Sections 10.1 or 10.2 hereof (the "INDEMNIFIED PARTY"), the Indemnified Party shall promptly give notice hereunder to the other party (the "INDEMNIFYING PARTY") after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnifying Party because of the indemnification provided for in Section 10.1 or 10.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; PROVIDED, HOWEVER, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would with substantial certainty result in a material interruption or disruption of the Business of the Indemnified Party, taken as a whole, or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

       If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party. The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party)(which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of law and no material effect on any claims that could reasonably be expected to be made against the Indemnified Party (ii) the sole relief provided is monetary damages and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

       If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnifying Party, and the counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; or (ii) the Indemnifying Party's legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

       If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or Proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

       Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim. The parties shall cooperate with the other in any notifications to and information requests of any insurers. No individual representative of any Person, or their respective Affiliates shall be personally liable for any Loss under this Agreement, except as specifically agreed to by said individual representative.

       10.5 DISPUTE RESOLUTION. In the event a dispute arises under this Agreement, except with respect to matters arising under SECTIONS 2.2(c) AND
12.12 hereof, such disputes shall be resolved in the manner set forth in this
SECTION 10.5.

              (a) If a dispute arises under this Agreement, including any question regarding the existence, validity, interpretation or termination hereof, which is not described as an exception in this SECTION 10.5, Purchaser and Seller may invoke the dispute resolution procedure set forth in this SECTION 10.5 by giving written notice to the other party. The parties shall enter into discussions concerning this dispute. If the dispute is not resolved as a result of such discussions within ten (10) days, an attempt will be made to resolve the matter by a formal nonbinding mediation with an independent neutral mediator agreed to by the parties. If the parties cannot agree on a mediator within a period of ten (10) days after expiration of the ten (10) day period for resolution by discussion, then either party may apply to any court of competent jurisdiction for appointment of a mediator, which appointment shall be binding and nonappealable. Upon commencement of the mediation process, the parties shall promptly communicate with respect to a procedure and schedule for the conduct of the Proceeding and for the exchange of documents and other information related to the dispute. The mediation process shall be deemed ended if the dispute has not been resolved within thirty (30) days after appointment of the mediator.

              (b) All claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement which are not resolved by mediation in accordance with SECTION 10.5(a) within thirty (30) days after appointment of the mediator shall be submitted for, subject to and decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect as of the date of this Agreement ("AAA Rules"), except to the extent those rules are inconsistent with this SECTION 10.5. Any arbitration must be held in Minneapolis, Minnesota by a single arbitrator mutually selected by the parties hereto or, if the parties hereto cannot agree on the appointment of such arbitrator within ten (10) days following the date notice of the dispute is given by a party to the adverse party, an arbitrator selected according to the AAA Rules. The arbitrator's award shall be final, conclusive and binding upon all parties to this Agreement, and judgment may be entered upon it in accordance with the Federal Arbitration Act any court of general jurisdiction in Minnesota, or in any United States District Court having jurisdiction in Minnesota. The arbitrator shall be required to provide in writing to the parties the basis for the award or Order of such arbitrator, and a court reporter shall record all hearings
       (unless otherwise agreed to by the parties), with such record constituting the official transcript of such Proceedings. Seller and Purchaser specifically desire this Arbitration clause to be governed by the United States Federal Arbitration Act, and not by the arbitration laws of any state.

              (c) Seller and Purchaser agree and consent that any legal action, suit or Proceeding seeking to enforce this Section 10.5 or to confirm or contest any arbitration award shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Seller and Purchaser agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or Proceeding. Seller and Purchaser further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, Proceeding or arbitration demand, if given or made: (i) according to Applicable Law; (ii) according to the AAA Rules; (iii) by a person over the age of eighteen who personally serves such notice or service of process on Seller or Purchaser, as the case may be; or (iv) by certified mail, return receipt requested, mailed to Seller or Purchaser, as the case may be, at their respective addresses set forth in this Agreement.

              (d) In the event of arbitration filed or instituted between the parties pursuant to this Section 10.5, the prevailing party will be entitled to receive from the adverse party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or Proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who is determined by the arbitrator to have prevailed on the major disputed issues.

                                  ARTICLE XI

                                  TERMINATION

       11.1 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

              (a)    by mutual written consent of all parties hereto;

              (b)    by Purchaser if any of the conditions provided for in
       Article VIII of this Agreement have not been met and have not been waived in writing by Purchaser on or before the Date of Closing;

              (c) by Seller if any of the conditions provided for in Article IX of this Agreement have not been met and have not been waived in writing by Seller on or before the Date of Closing; and

              (d) by either Purchaser or Seller if the Closing shall not have occurred on or before January 15, 1998.

In the event of termination or abandonment by any party as provided in this
Section 11.1, written notice shall forthwith be given to the other party and, except as otherwise provided herein, each party shall pay its own expenses incident to preparation or consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any Liability to the other hereunder, except such Liability as may arise as a result of a breach hereof.

       11.2 RETURN OF DOCUMENTS AND NONDISCLOSURE. If this Agreement is terminated for any reason pursuant to Section 11.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants that it will not disclose to any Person any confidential or proprietary information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder or to comply with Applicable Laws or pursuant to the distraint of an Order or Proceeding.

                                     ARTICLE  XII

                                POST-CLOSING COVENANTS

       12.1 FURTHER ACTS AND ASSURANCES. The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing Date, the Purchaser will afford to the Seller and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Seller as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims, Orders and Proceeding asserted by or against third parties, relating to the transactions contemplated hereby.

       12.2 NON-COMPETITION AGREEMENT. During the period of four (4) years from and after the Closing Date, Seller covenants and agrees that it (including all Affiliates of Seller) will not, without the Purchaser's prior written consent, directly or indirectly, or individually or collectively lend its credit, advice or assistance, or engage in any activity or act in any manner (including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder, officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating or managing any Person that is engaged in competitive activities) competitive with the present or future Business of the Purchaser, including Seller's Business therein.

       12.3   NON-SOLICITATION AGREEMENT.  During the period of thirty-six
(36) months from and after the Closing Date, the Seller covenants and agrees that it will not, whether for its own account or for the account of any other Person, directly or indirectly interfere with Purchaser's relationship with or endeavor to divert or entice away from the Purchaser any Person who or which at any time during the term of such Person's prior employment by or affiliation with the Seller is or was an employee, vendor, supplier or customer of or otherwise in the habit of dealing with the Seller.

       12.4 CONFIDENTIAL INFORMATION. The Member and Seller understand and agree that the Business of Seller is based upon specialized work and that as officers, directors, employees or members of the Seller they received, had access to and/or contributed to Confidential Information. The Member and the Seller agree that at all times from and after the Closing Date, they shall keep secret all such Confidential Information and that they will not directly or indirectly Use or Disclose the same to any Person without first obtaining the written consent of the Purchaser. At any time the Purchaser may so request, the Member and Seller shall turn over to the Purchaser all books, notes, memoranda, manuals, notebooks, tables, drawings, calculations, records and other documents made, compiled by or delivered to any Member or the Seller and containing or concerning any Confidential Information, including copies thereof, in their possession, it being agreed that the same and all information contained therein are at all times the exclusive property of Purchaser.

       12.5 REASONABLENESS OF COVENANTS. Member and Seller acknowledge and agree that the geographic scope and period of duration of the restrictive covenants contained in Sections 12.2, 12.3 and 12.4 of this Agreement are both fair and reasonable and that the interests sought to be protected by the Purchaser are legitimate business interests entitled to be protected. Member and Seller further acknowledge and agree that the Purchaser would not have purchased the Assets and assumed the Liabilities pursuant to this Agreement unless the Member and Seller agree to the covenants contained in such Sections.

       12.6 INJUNCTIVE RELIEF. The parties agree that the remedy of damages at law for the breach by any party of any of the covenants contained in Sections 12.2, 12.3 or 12.4 is an inadequate remedy. In recognition of the irreparable harm that a violation by any party of any of the covenants, agreements or obligations arising under Sections 12.2, 12.3 or 12.4 would cause the Purchaser or the other party, each party agrees that in addition to any other remedies or relief afforded by law, an Injunction against an actual or Threatened violation or violations may be issued against them and every other Person concerned thereby, it being the understanding of the parties that both damages and Injunction shall be proper modes of relief and are not to be considered alternative remedies.

       12.7 BLUE PENCIL DOCTRINE. In the event that any of the restrictive covenants contained in this Article shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

       12.8 MAINTENANCE AND PAYMENT OF INSURANCE. Seller shall cooperate with and have a continuing obligation to Purchaser to assist Purchaser in obtaining and maintaining, the insurance policies described in Section 7.24.

       12.9   PERFORMANCE OF SELLER'S WARRANTY WORK.   After the Closing,
Purchaser shall perform or cause there to be performed on Seller's behalf, but without obligation on the part of Seller to pay or reimburse Purchaser therefor, any and all repairs to or replacements of products manufactured by Seller and sold prior to Closing for which Seller is responsible under any standard product warranty or guarantee extended by Seller in the normal course of Seller's business to dealers or purchasers of Seller's products.

       12.10  PERFORMANCE OF SELLER'S CONTRACTS.   Purchaser shall either fully
and timely perform each of the contracts it has assumed pursuant to this Agreement after the Closing or cause the same to be terminated without liability to Seller or its guarantors (or shall otherwise cause Seller and its guarantors to be relieved and released from any further obligation or liability thereunder), excepting those liabilities arising from any breach or default by Seller prior to Closing which Purchaser shall not have otherwise affirmatively agreed to assume, including any obligation of Seller arising after the Closing to repurchase any products sold by Seller under any commitments or arrangements made by Seller with any parties providing floor plan or similar financing for Seller's dealers.

       12.11  MEMBER AND KANSAS DEPARTMENT OF COMMERCE & HOUSING DEBT.   Seller
shall (a) to the extent not fully extinguished at or prior to the Closing, fully extinguish and obtain full releases with respect to any indebtedness (and interest thereon) to any current or former member of Seller, and (b) make full and faithful payment of or otherwise satisfy, to the extent the same becomes due and owing, all amounts due in connection with the $75,000 debt owed by Seller to the Kansas Department of Commerce.

       12.12  AGREED UPON FINANCIAL PROCEDURES FOR FINAL BALANCE SHEET.
Promptly following the Closing (but in any event within ninety (90) days after the Closing Date) Purchaser shall, at its expense, cause the books and records of Seller to be reviewed as of the Closing Date by its independent Accountant (the "Accountant") and the Accountant shall prepare a balance sheet as of the Closing Date (the "Final Balance Sheet Date") in accordance with Generally Accepted Accounting Principles, except that such balance sheet shall exclude all assets and liabilities of Seller that will not be sold or assigned, as applicable, to Purchaser pursuant to the terms of this Agreement (the "Final Balance Sheet"). The Accountant shall perform an inventory roll forward calculation from the date of the Physical Inventory described in Section 7.25 consistent with Generally Accepted Accounting Principles in lieu of taking a Closing Date physical inventory. Purchaser shall provide the draft Final Balance Sheet to Seller promptly following its delivery by the Accountant. Seller shall be entitled to review all workpapers and supplemental documents and data used or utilized by the Accountant in connection with the preparation of the Final Balance Sheet. If Seller concludes that any material matter reported in the Final Balance Sheet is not correct, Seller shall, within fifteen (15) days after receipt of the Final Balance Sheet (the "Response Period"), deliver to Purchaser a written statement setting for a specific description of each of its objections and each of any discrepancies believed to exist. If Seller does not provide such a written notice of objection within the Response Period, the Final Balance Sheet shall be controlling for all purposes under this Agreement. In the event Purchaser and Seller are unable to resolve any disputed matters within fifteen (15) days after receipt by Purchaser of Seller's objections, the matter shall be referred to the Independent Accountants for resolution in accordance with the procedures and binding effect of Section 2.2(c).


                                  ARTICLE XIII

                                 MISCELLANEOUS

       13.1 NOTICES. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by either personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

           If to Seller:        Horizon Marine, LC
                                2321 North Jackson Street
                                Junction City, Kansas 66441

                                Attention:  Geoffrey T. Pepper

           with copy to:        Weary, Davis, Henry, Struebing, Troup & Kaus, LC
                                819 North Washington Street
                                P.O. Box 187
                                Junction City, Kansas 66441

                                Attention:  Steven R. Struebing

           If to Purchaser:     Genmar Manufacturing of Kansas, L.L.C.
                                c/o Genmar Holdings, Inc.
                                Suite 2400
                                100 South Fifth Street
                                Minneapolis, Minnesota 55402

                                Attention:  Roger R. Cloutier, II
           with copy to:        Briggs and Morgan P.A.
                                2400 IDS Center
                                80 South Eighth Street
                                Minneapolis, MN  55402

                                Attention:  Michael J. Grimes

       13.2   LEGAL AND OTHER COSTS.

              (a) In the event that any party (the "Defaulting Party") defaults in his or its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

              (b) In the event that the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party's default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 2% per month (but if such rate is not permitted under the laws of the State of Delaware, then at the highest rate which is permitted to be paid under the laws of the State of Delaware) during the period between the date such payment should have been made hereunder and the date of the actual payment thereof.

       13.3 ENTIRE AGREEMENT. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

       13.4 GOVERNING LAW. This Agreement, including all the documents, instruments and agreements to be executed and/or delivered by the parties hereto, shall be construed, governed by and enforced in accordance with the internal laws of the state of Delaware, without giving effect to the principles of comity or principles of conflicts of laws thereof; PROVIDED, HOWEVER, that all employment contracts arising hereunder shall be governed by the internal laws of the state of Kansas for all purposes.

       13.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

       13.6 COOPERATION. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

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


       13.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed one and the same original.

       13.8 AMENDMENTS. No purported amendment, modification or waiver of any provision of this Agreement, or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties and all amendments thereof shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed therein.

       13.9 PRESERVATION OF AND ACCESS TO RECORDS. The Purchaser shall preserve all books and records of the Seller for a period of six (6) years after the Closing Date; PROVIDED, HOWEVER, Purchaser may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent shall not be unreasonably withheld. Such records shall be made available to Seller and their representatives at all reasonable times during normal business hours of the Seller during said six-year period with the right at their expense to make abstracts from and copies thereof.

       13.10 PUBLIC ANNOUNCEMENTS. The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both Purchaser and Seller prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate to comply with all Applicable Laws. Subsequent to the date of receipt of all consents and approvals of each Governmental Body necessary to consummate this transaction, Purchaser may make such announcements and/or advertisements as Purchaser, in its sole discretion, deems necessary.

       13.11 COSTS. Except as otherwise provided in this Agreement, each party hereto shall pay their own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys, accountants and investment bankers.

       13.12 HEADINGS. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms "this Agreement," "hereof," "herein," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

       13.13 SCOPE OF AGREEMENT. Unless the context otherwise requires, all references in this Agreement or in any Schedule or Exhibit hereto, to the assets, properties, operations, Business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts or other attributes of the Business of the Seller shall mean such items or attributes as they are used in, apply to, or relate to all Businesses of the Seller.

       13.14 NUMBER AND GENDER. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

       13.15 SEVERABILITY. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

       13.16 PARTIES IN INTEREST. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Purchaser, Seller and the Member and their respective heirs, personal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to Purchaser or Seller.

       13.17 WAIVER. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

       13.18 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

                                     ARTICLE XIV

                                     DEFINITIONS

       For purposes of this Agreement, the following terms have the meanings specified:

       "AAA RULES" - has the meaning set forth in Section 10.5(b) of this Agreement.

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


       "ACCOUNTANT" - has the meaning set forth in Section 12.12 of this Agreement.

       "ACQUISITION PROPOSAL" - means any proposal relating to the possible acquisition of Seller whether by way of merger, purchase of capital stock of Seller representing fifty percent (50%) or more of the voting power or equity of Seller, purchase of all or substantially all of the assets of Seller, or otherwise.

       "AFFILIATE" - when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

       "AGREEMENT" - has the meaning set forth in the introductory paragraph hereof.

       "ANNUAL GROSS REVENUES" - has the meaning set forth in Section 2.2(a) of this Agreement.

       "ANNUAL PERIOD" - has the meaning set forth in Section 2.2(b) of this Agreement.

       "APPLICABLE LAW" OR "APPLICABLE LAWS" - means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person's properties or assets. Unless used in either Section 5.24 or Section 8.7 hereof, the foregoing definition shall not include Environmental Laws.

       "ASSET ACQUISITION STATEMENT" - has the meaning set forth in Section 2.3 of this Agreement.

       "ASSETS" - has the meaning set forth in Section 1.2(a) of this Agreement.

       "ASSUMED LIABILITIES" - has the meaning set forth in Section 1.3(a) of this Agreement.

       "AUDIT" - has the meaning set forth in Section 8.7 of this Agreement.

       "BENEFIT PLANS" - means any and all bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health, life or dental insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or Contract maintained, sponsored or participated in by the Company.

       "BUSINESS" - has the meaning set forth in the recitals to the Agreement.

       "CASH CONSIDERATION" - has the meaning set forth in Section 2.1 of this Agreement.

       "CLOSING" - has the meaning set forth in Article III of this Agreement.

       "CLOSING DATE" - has the meaning set forth in Article III of this Agreement.

       "CODE" - means the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

       "COMPETING BUSINESS" - has the meaning set forth in Section 5.26 of this Agreement.

       "CONFIDENTIAL INFORMATION" - means any information or compilation of information not generally known to the public or the industry or which the Seller has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Seller, relating to the Seller's procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods or operations, invoices or statements and the like.

       "COPYRIGHTS" - has the meaning set forth in Section 5.15(a) of this Agreement.
       "COST OF GOODS SOLD" - has the meaning set forth in Section 2.2(a) of this Agreement.

       "DEBT INSTRUMENTS" - has the meaning set forth in Section 5.25 of this Agreement.

       "DEFAULTING PARTY" - has the meaning set forth in Section 13.2(a) of this Agreement.

       "EARN-OUT CONSIDERATION" - has the meaning set forth in Section 2.2(a) of this Agreement.

       "EASEMENTS" - has the meaning set forth in Section 5.21 of this Agreement.

       "ENCUMBRANCE" - means and includes:

       (i) with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

       (ii) with respect to any real property (whether and including Owned Real Estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain Proceeding, encroachment, any building, use or other form of restriction, Encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Bodies), any lease or sublease (other than Seller's lease on Leased Real Estate), boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

       "ENVIRONMENTAL AUDITOR" - has the meaning set forth in Section 8.7 of this Agreement.

       "ENVIRONMENTAL CLAIMS" - has the meaning set forth in Section 5.24(j)(i) of this Agreement.

       "ENVIRONMENTAL CONDITIONS" - has the meaning set forth in Section 5.24(j)(ii) of this Agreement.

       "ENVIRONMENTAL LAWS" - has the meaning set forth in Section 5.24(j)(iii) of this Agreement.

       "EXCLUDED LIABILITIES" - has the meaning set forth in Section 1.3(b) of this Agreement.

       "EXCLUDED REAL ESTATE" - has the meaning set forth in Section 1.1(a) of this Agreement.

       "FINAL BALANCE SHEET" - has the meaning set forth in Section 12.12 of this Agreement.

       "FINAL BALANCE SHEET DATE" - has the meaning set forth in Section 12.12 of this Agreement.

       "FINANCIAL STATEMENTS" - has the meaning set forth in Section 5.7 of this Agreement.

       "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" - shall mean generally accepted accounting principles used and applied in the United States of America and which are recognized as generally accepted by the American Institute of Certified Public Accountants.

       "GENMAR HOLDINGS" - has the meaning set forth in the recitals to the Agreement.

       "GENMAR INDUSTRIES" - has the meaning set forth in the recitals to the Agreement.

       "GOVERNMENTAL BODY" - any:

              (i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

              (ii) federal, state, local, municipal, foreign or other government;

              (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

              (iv)   multi-national organization or body; and/or

              (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

       "GROSS PROFIT" - has the meaning set forth in Section 2.2(a) of this Agreement.

       "GROSS REVENUE" - has the meaning set forth in Section 2.2(a) of this Agreement.

       "HAZARDOUS MATERIALS" - has the meaning set forth in Section 5.24(j)(iv) of this Agreement.

       "INDEMNIFIED PARTY" - has the meaning set forth in Section 10.4 of this Agreement.

       "INDEMNIFYING PARTY" - has the meaning set forth in Section 10.4 of this Agreement.

       "INDEPENDENT ACCOUNTANTS" - has the meaning set forth in Section 2.2(c) of this Agreement.

       "INJUNCTION" - means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or other orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

       "INTELLECTUAL PROPERTY" - means any and all (i) inventions (whether Patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, Patent applications and Patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (ii) Trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all Copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (vii) other intellectual property and proprietary rights of any kind, nature or description; and (viii) copies of tangible and embodiments thereof (in whatever form or medium).

       "KNOWLEDGE" - An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

       (a)    such individual is actually aware of such fact or other matter; or

       (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter with reasonable investigation in the Ordinary Course of Business.

       An entity or other Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEASED REAL ESTATE" - has the meaning set forth in Section 5.21 of this Agreement.

         "LIABILITY" or "LIABILITIES" - means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

         "LIABILITY EXCEPTION" - has the meaning set forth in Section 10.1 of this Agreement.

         "LOSS" or "LOSSES" - has the meaning set forth in Section 10.1(a) of this Agreement.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" - means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such Person.

         "MEMBER" - has the meaning set forth in the introductory paragraph hereof.

         "MONTHLY GROSS REVENUE STATEMENT" - has the meaning set forth in
Section 2.2(b) of this Agreement.

         "NON-DEFAULTING PARTY" - has the meaning set forth in Section 13.2(a) of this Agreement.

         "ORDER"- means any judgment, award, decision, consent decree, Injunction, ruling, writ or order of any federal, state or local Governmental Body, or authority that is binding on any Person or its property under Applicable Law.

         "ORDINARY COURSE OF BUSINESS" - means an action taken by a Person only if

         (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (ii) such action is not required to be authorized by the governing body of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

         "OWNED REAL ESTATE" - has the meaning set forth in Section 5.21 of this Agreement.

         "PATENT" - has the meaning set forth in Section 5.15(a) of this Agreement.

         "PCBS" - has the meaning set forth in Section 5.24(h) of this Agreement.

         "PERIMETER PROPERTY" - has the meaning set forth in Section 8.15 of this Agreement.

         "PERMITTED ENCUMBRANCES" - has the meaning set forth in Section 5.21(d) of this Agreement.

         "PERSON" - means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "PHYSICAL INVENTORY" - has the meaning set forth in Section 7.25 of this Agreement.

         "PROCEEDING" - means any suit, litigation, arbitration, hearing, audit, investigation, Injunction or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE" - has the meaning set forth in Section 2.1 of this Agreement.

         "PURCHASER" - has the meaning set forth in the introductory paragraph hereof.

         "REAL ESTATE" - has the meaning set forth in Section 5.21 of this Agreement.

         "RELATED PERSON" - means, with respect to a particular individual,

         (i) each other member of such individual's Family (as hereafter defined); and

         (ii)   any Affiliate of one or more members of such individual's
                Family.

         With respect to a specified Person other than an individual:

         (i)    any Affiliate of such specified Person: and

         (ii) each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such specified Person (or in a similar capacity). For purposes of this definition, the "FAMILY" of an individual includes (a) such individual, (b) the individual's spouse, (c) any lineal ancestor or lineal descendant of the individual, or (d) a trust for the benefit of any of the foregoing.

         "RESPONSE PERIOD" - has the meaning set forth in Section 12.12 of this Agreement.

         "SCHEDULES" - means the Schedules to this Agreement.

         "SELLER" - has the meaning set forth in the introductory paragraph of this Agreement.

         "SELLER'S PRODUCTS" - has the meaning set forth in Section 2.2(a) of this Agreement.

         "SUPER-FUND" - is used in Section 5.24(b) of this Agreement.

         "TAX" or "TAXES" - has the meaning set forth in Section 5.9 of this Agreement.

         "TAX RETURN" - means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

         "THREATENED" - a claim, Proceeding, dispute, action, or other matter will be deemed to be "Threatened" if any demand or statement has been made, or any notice has been given, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will be asserted, commenced, taken or otherwise pursued in the future.

         "TRADEMARKS" - has the meaning set forth in Section 5.15(a) of this Agreement.

         "YEAR-END STATEMENT" - has the meaning set forth in Section 2.2(b) of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       HORIZON MARINE, LC


                                       By /s/ Geoffrey T. Pepper
                                          ------------------------------------
                                                     President


                                       GENMAR MANUFACTURING OF
                                       KANSAS, L.L.C.


                                       By /s/ [ILLEGIBLE]
                                          ------------------------------------
                                         Its  Member
                                             ---------------------------------


                                       MEMBER


                                       /s/ Geoffrey T. Pepper
                                       ---------------------------------------
                                       Geoffrey T. Pepper

                                      EXHIBIT A

                                     BILL OF SALE

         Horizon Marine, LC, a Kansas limited liability company (hereinafter called "Seller") for One Dollar ($1.00) and other valuable consideration to it in hand paid, receipt of which is hereby acknowledged, by these presents does sell, assign, transfer and convey unto Genmar Manufacturing of Kansas, L.L.C., a Delaware limited liability company (hereinafter called "Assignee"), its successors and assigns, the following described property:

         All property of every kind and description and wherever situated, tangible and intangible, owned by Seller or to which Seller has any right, title or interest on the date hereof, and including, without limitation, all "Assets" as defined in a certain Agreement of Purchase and Sale of Assets, dated December ___, 1998, among Seller, Member and Assignee (the "Agreement"), which includes the following:

         (a) All cash, bank balances, monies in the possession of banks and other depositories, term or time deposits, guaranteed investment certificates, treasury bills, other securities and similar cash or cash-equivalent items owned by the Seller as of the Closing Date;

         (b) All trade or other accounts, credit card and other receivables owed to the Seller;

         (c) All inventories to which the Seller has title (including supplies and samples) wherever located, including goods in transit;

         (d) All Copyrights, trade names, Trademarks, service marks, logos, trade dress, Patents and applications therefor and registration thereof, and all licenses held or granted in connection with any of the foregoing or other Intellectual Property, together with the goodwill of the Seller connected with the use thereof;

         (e) All Owned Real Estate (excluding the Excluded Real Estate) set forth in Exhibit A hereto, machinery, equipment, vehicles, furniture, furnishings, leasehold improvements, fixtures, signs, supplies, fixed assets and other personal property;

         (f) All of such leases, franchise agreements, agreements, commitments, contracts and warranties (including prepayments and deposits, and including any of such agreements which may have expired), to which any Seller is a party are listed on Exhibit B hereto, excluding defaults, breaches or other such charges occurring and/or accruing prior to or on the Closing Date (the "Assumed Contracts"); provided, however, in no event shall the Purchaser assume or be responsible for any termination or cancellation costs or expenses incurred in connection with any Seller executory contracts which are not contained on Exhibit B hereto.

         (g) All Confidential Information, including without limitation technical, processing or marketing information, including product formulae, developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof and all claims and rights related thereto;

         (h) All files, customer records, employee records, logos, customer lists, vendor lists, accounting books, records, ledgers and electronic data processing materials. With respect to the foregoing and all other materials related to the Seller's Business transferred hereunder, the Purchaser hereby covenants and agrees that the Seller may, at its option (but subject to the Purchaser's right to prepare copies thereof), upon the Closing take possession of certain permanent records of the Seller, which records shall include but not be limited to articles and certificates of organization, by-laws, minute books and resolutions, member records, general ledgers, journal entries, tax returns (state and federal), payroll and payroll tax reporting forms (state and federal), W-2 employee earnings records, workers' compensation reports, retirement, pension and other benefit plan documents and records, and the like. The Purchaser and its employees shall provide reasonable assistance to the Seller in the location of and information relating to such records for five (5) years from the Closing Date.

Notwithstanding any other contrary provision in this Agreement, this provision shall survive the Closing (and be enforceable) for the periods specified in this paragraph (h).

In the event the Purchaser determines to destroy or otherwise dispose of any of the Seller's records or materials subsequent to the applicable retention period, the Purchaser will notify the Seller in writing and allow the Seller the opportunity to take custody of such records and materials within a commercially reasonable time after receipt of such notification;

         (i) All assignable rights under agreements concerning confidentiality, non-competition or the assignment of ideas or inventions, including but not limited to non-competition agreements;

         (j) All prepaid expenses, deposits with third parties useable by the Purchaser and credit balances and advances to vendors;

         (k) All transferable permits, licenses and governmental agreements, waivers and authorizations of the Seller which the Purchaser elects to assume by notice at or before the Closing;

         (l) All information systems (hardware and software), programs, manuals and documentation thereof;

         (m)    All interests in other entities and joint ventures;

         (n)    All advertising materials and arrangements;

         (o) All rights of the Seller under and proceeds from insurance policies and all rights of action or Proceedings against third persons for damage to the Seller's property, business interruption or otherwise (including insurance protecting the Seller from liability) arising with respect to claims arising prior to the Closing;

         (p) All other rights, property and assets of the Seller, tangible or intangible, including contingent assets;

         (q) directors' and officers' liability insurance policies covering officers and directors of Seller;

         (r) any and all governmental refunds for income and other Taxes previously paid to which Seller is entitled;

         (s) goodwill and other rights or interests that may accrue to or constitute Seller's Business;

         Seller hereby authorizes and grants its power of attorney to Assignee and appoints Assignee and the officers thereof as Seller's attorney-in-fact to take any appropriate action in connection with any of said rights, claims, causes of action and property, in the name of Seller or in its own or any other name but at its own expense, it being understood that this authorization and power of attorney are coupled with an interest and irrevocable.

         TO HAVE AND TO HOLD said rights, claims, causes of action, property, assets, business and goodwill, as a going concern, unto the said Assignee, its successors and assigns, to and for its use forever.

         In furtherance of the foregoing, Seller agrees as follows:

         1. Seller agrees that it will, at any time, and from time to time after the date hereof, upon the request and at the expense of Seller, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to Assignee the Assets assigned, transferred, conveyed and delivered or to be assigned, transferred, conveyed and delivered to Assignee hereunder.

         2. Seller hereby names, constitutes and appoints Assignee the true and lawful attorney of Seller, with full power of substitution in the name of Assignee or in the name of Seller but on behalf of and for the benefit of Assignee, its successors and assigns, to demand and receive from time to time any and all Assets hereby assigned, transferred, conveyed and delivered to Assignee and to give receipts, releases and acquittances for and in respect of the same or any part thereof.

         AND, Seller does hereby warrant, covenant and agree that it:

                (a) has good and marketable title to the properties and asset hereby sold, assigned, transferred, conveyed and delivered, subject to such liens and other Encumbrances as are disclosed in the Agreement or any schedules or exhibits thereto and except as otherwise provided in the Agreement; and

                (b) will warrant and defend the sale of said properties and assets against all and every person or persons whomsoever claiming or to claim against any or all of the same, subject to the terms and provisions of the Agreement.

         Any terms or phrases capitalized herein and not otherwise defined shall have the meaning(s) ascribed to them in the Agreement.

         IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed this ________ day of December, 1998.




                                       SELLER:

                                       HORIZON MARINE, LC



                                       By_____________________________________
ATTEST:                                   Its_________________________________



_______________________________________
             Secretary

                                      EXHIBIT B

                               LIABILITIES UNDERTAKING

         UNDERTAKING dated December _____, 1998 by Genmar Manufacturing of Kansas, L.L.C., a Delaware limited liability company, (hereinafter called "Purchaser") in favor of Horizon Marine, LC, a Kansas limited liability company (hereinafter called "Seller").

                                       RECITALS

         A. Pursuant to that certain Agreement of Purchase and Sale dated December ___, 1998 among Purchaser, Seller and the sole Member of Seller (the "Agreement"), Seller has concurrently herewith sold, assigned, transferred, conveyed and delivered to Purchaser substantially all of the Business, assets, properties, goodwill and rights of Seller as a going concern (the "Assets"); and

         B. In partial consideration therefor, the Agreement requires Purchaser to execute and deliver to Seller this Undertaking;

         C. All terms capitalized but not otherwise defined herein shall have the meaning ascribed by and in the Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which by Purchaser is hereby acknowledged, Purchaser hereby agrees as follows:

                                      AGREEMENT

         1. Purchaser hereby undertakes, assumes and agrees, subject to the limitations contained herein, to perform, pay or discharge any and all Assumed Liabilities set forth in Section 1.3(a) of the Agreement.

         2. The debts, liabilities and obligations assumed by Purchaser under Paragraph l hereof shall not include:

                (a) Any Excluded Liabilities set forth in Section 1.3(b) of the Agreement;

                (b) federal, state or local income, franchise, excise, sales, use, property, payroll or similar Taxes imposed on Seller except to the extent that (i) such Taxes constitute debts or liabilities of Seller which would be assumed by Purchaser under the provisions of paragraph 1 above; (ii) Purchaser receives the benefits of all deposits, escrow accounts or other payments made or collected by Seller on account of or with respect to such Tax liabilities; and
         (iii) Seller complies with each of the following conditions:

                       (i) Seller shall afford Purchaser the right, at its option, to assume the entire control of the preparation and filing of all non-income based Tax returns with respect thereto, and Seller shall keep Purchaser fully advised as to any and all investigations, audits or other Proceedings, Orders or other communications by any taxing agent or authority which may affect the amount of the Tax liabilities being assumed hereunder; and

                       (ii) Seller shall afford Purchaser the right, at its option, to assess the entire control of any such audit or other Proceeding insofar as it may relate to the liabilities of Seller assumed hereunder, including the defense, compromise or settlement thereof, and in connection therewith Seller and the Member shall cooperate fully and make available to Purchaser all information under their control relating thereto which Purchaser may reasonably request and shall execute and deliver to Purchaser such powers-of-attorney or other documents which Purchaser may reasonably deem necessary or desirable to effectuate the foregoing.

                (c) liabilities or obligations of Seller resulting or arising from claims for personal injury or property damage or out of any breach or any non-performance by Seller of any contract, commitment or obligation imposed by law or otherwise, except to the extent covered by insurance proceeds payable to or on behalf of Purchaser; or

                (d) debts, liabilities or obligations arising under any contract which has not been assigned to Purchaser so that Purchaser will enjoy the full benefits thereunder or which is listed in any Schedule to the Agreement and specifically designated thereon as "Not Assumed"; or

                (e) debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services (excluding product warranty claims which the parties have agreed will be the responsibility of Purchaser), state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except to the extent reflected or reserved against on the face of the Final Balance Sheet (excluding the notes thereto) or incurred after the Final Balance Sheet date in connection with the purchase of goods or services in the ordinary course of Seller's Business and in conformity with the representation, warranties and covenants contained in the Agreement.

         3. Nothing contained herein shall require Purchaser to pay or discharge any debts or obligations expressly assumed hereby in the event, and so long as, Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

         4. Other than as specifically stated above or in the Agreement, Purchaser assumes no debt, liability or obligation of Seller by this Undertaking, and it is expressly understood and agreed that all debts, Liabilities and obligations not assumed hereunder by Purchaser shall remain the sole obligation of Seller, its successors and assigns, and no Person other than Seller and the Member shall have any rights under this Undertaking or the provisions contained herein.

         5. Any terms or phrases Capitalized herein and not otherwise defined shall have the meaning(s) ascribed to them in the Agreement.

                                       GENMAR MANUFACTURING OF KANSAS,
                                       L.L.C.


                                       By_____________________________________
                                       Its____________________________________

                                      EXHIBIT C


                            EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of __________, 1998, by and between Genmar Manufacturing of Kansas, L.L.C., a Delaware limited liability company ("Genmar Kansas") and Geoffrey T. Pepper, an individual and resident of the state of Kansas ("Executive").

                                       RECITALS

         A. These Recitals shall be and hereby are incorporated as essential terms of this Agreement, and describe (i) the general nature and purposes of Genmar Kansas' business and (ii) Executive's rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these Recitals.

         B. Genmar Kansas is a Delaware limited liability company and a wholly owned subsidiary of Genmar Industries, Inc., a Delaware corporation, ("Genmar Industries") which is, in turn, a wholly owned subsidiary of Genmar Holdings, Inc. ("Genmar Holdings").

         C. Genmar Kansas is presently engaged in the design, manufacture and distribution of marine industry products, including jon, marine fish and cruise pontoon and bass boats, as well as the manufacture of marine boat products for Genmar Industries and Genmar Holdings, and all future and derivative business related thereto (the "Business").

         D. On or about ____________, Genmar Kansas is anticipated to acquire substantially all of the assets of Horizon Marine, LC, a Kansas limited liability company ("Horizon Marine"), of which Executive is a member and has ownership of or control over substantially all of the membership interests in Horizon Marine. Executive understands that this Agreement shall be effective only upon completion of such acquisition.

         E. Executive has been engaged in and has extensive experience and expertise in the above-designated business.

         F. Genmar Kansas desires to employ Executive and Executive desires to be employed by Genmar Kansas, on the terms and conditions, and pursuant to the covenants, set forth in this Agreement.

         G. In connection with the operation of its Business, Genmar Kansas has acquired and develops, and will continue to acquire and develop from time to time, confidential business data and trade secrets which it desires to protect from disclosure to competitors. "Trade secret" means, "without limitation", any information, formulae, patterns, computations, programs, devices, methods, techniques, or processes relating to Genmar Kansas' products and/or services or its research, development, manufacture, design, marketing, merchandising, selling and servicing.

         H. Executive acknowledges that Genmar Kansas' Trade Secrets and confidential business data, have value to Genmar Kansas to the extent that they are not disclosed to Genmar Kansas' competitors.

         I. For the purposes of this Agreement, a "competitor" shall mean any firm, person, partnership, corporation, or any other entity, whether legal or natural, engaged in the same or similar Business as Genmar Kansas, Genmar Industries or Genmar Holdings, whether that particular business comprises a part of or all of the competitor's business.

         J. For the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, Genmar Kansas and Executive agree as follows:

                                      ARTICLE 1

                                      EMPLOYMENT

         1.01 ENGAGEMENT. Genmar Kansas hereby employs, engages, and hires Executive as President of Genmar Kansas, and Executive hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Genmar Kansas' Board of Directors, or their designee.

         1.02. DUTIES. Executive shall perform such other duties as are customarily performed by one holding the position of President in other, same, or similar businesses or enterprises as engaged in by Genmar Kansas, and shall also additionally render similar services and duties as may be assigned to him from time to time by Genmar Kansas' Board of Directors or its designee.

         1.03 PRIOR EMPLOYMENT REPRESENTATIONS. Executive warrants and represents that the Executive's performance on this Agreement will not violate any other agreement to which the Executive is a party or create a conflict of interest for Genmar Kansas and that Executive will not disclose to Genmar Kansas any materials which are confidential or proprietary to a third party without the prior written consent of such third party.

                                      ARTICLE 2

                              BEST EFFORTS OF EXECUTIVE

         Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the acts, services and duties that may be assigned, delegated or required of and from him by Genmar Kansas pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Genmar Kansas. Executive shall devote substantially all of the Executive's business time to the performance of Executive's duties hereunder. Executive shall devote the best efforts of Executive to the advancement of Genmar Kansas' interests and Business.

                                      ARTICLE 3

                           TERM OF EMPLOYMENT AND AGREEMENT

         3.01. TERM. The term of Executive's employment with Genmar Kansas pursuant to provisions of this Agreement shall be a period of four (4) years, commencing on the date that Genmar Kansas acquires by consummation of a closing substantially all of the assets of Horizon Marine (the "Effective Date"), SUBJECT, HOWEVER, to earlier termination pursuant to the provisions set forth in Article 6 of this Agreement. Subject to prior consultation with Executive, this Agreement shall not prevent Executive from being transferred, promoted or changed to any other position, and any such transfer, promotion or change shall not affect the term of employment under or the enforcement of this Agreement.

         3.02. EFFECTIVE DATE. This Agreement shall be binding upon Executive and Genmar Kansas as of the Effective Date.

                                      ARTICLE 4

                              COMPENSATION AND BENEFITS

         4.01. BASE COMPENSATION. Executive will be paid the following annual base salary amounts from and after the Effective Date for the applicable years as indicated below, during the four (4) year term of this Agreement, if not sooner terminated in accordance with Article 6 hereof:

                     First Year                  $150,000
                     Second Year                 $175,000
                     Third Year                  $200,000
                     Fourth Year                 $225,000

Executive will commence employment at the "First Year" annual base salary. Each subsequent change in Executive's annual base salary shall be effective on the first day following the Effective Date anniversary date in any applicable year. Executive's compensation shall be payable in accordance with Genmar Kansas company policies applied to all management/non-hourly employees similarly situated.

         4.02. BENEFITS. In addition to cash compensation, Executive shall be eligible to receive such fringe benefits as are, and may be, made available to all other management employees of Genmar Kansas from time to time, which benefits shall be and are granted, maintained and revised in the exclusive discretion of Genmar Kansas' Board of Directors. Such benefits shall include, but are not limited to, (i) a management car allowance, (ii) use of a demonstration boat not to exceed 26 feet in length manufactured by any division of Company, consistent with Genmar's policies from time-to-time,
(iii) payment of monthly dues for executive's local country club, (iv) a medical and dental plan, disability plan, life insurance plan, and 401(k) plan and (v) the management incentive plan described in Section 4.04. In the event business conditions require, Genmar Kansas is not obligated to provide or continue any of these benefits and may, without any prior notice, discontinue any uniform benefit already provided or as may be provided in the future, within the exclusive discretion of Genmar Kansas' Board of Directors.

         4.03. EXPENSE REIMBURSEMENT. Executive shall be reimbursed for authorized travel and other out-of-pocket business expenses, provided that such expenses have been reasonably incurred by Executive in the performance of his duties for or on behalf of Genmar Kansas. Executive shall submit to Genmar Kansas an itemized account detailing the expenses desired to be reimbursed accompanied by receipts. Genmar Kansas reserves the right to reject reimbursement of any expense reimbursement submission that is not in compliance with the terms set forth in this Section 4.03 or which is not otherwise in compliance with Internal Revenue Service statutes, rules, regulations or other controlling or interpretive authority.

         4.04. MANAGEMENT INCENTIVE PROGRAM. Executive shall be eligible to participate in Genmar Holdings' annual Management Incentive Program (referred to herein as either the "MIP Program" or "MIP Compensation") in accordance with the terms thereof, a copy of which is attached hereto and incorporated by reference herein as Schedule 1, for each fiscal year during the term of Executive's employment hereunder.

                                      ARTICLE 5

                            VACATION AND LEAVE OF ABSENCE

       Executive is entitled to three (3) weeks (15 days) of vacation per year. Vacation time will be scheduled taking into account the Executive's duties and obligations at Genmar Kansas. Sick leave, holiday pay and all other leaves of absence will be in accordance with the personnel policies of Genmar Kansas in effect from time-to-time.

                                      ARTICLE 6

                                     TERMINATION

         6.01 VOLUNTARY RESIGNATION. Executive may resign his position and terminate his employment by giving Genmar Kansas one (1) month written notice of his intention to resign. If requested by Genmar Kansas, Executive agrees to cooperate in training his successor following receipt of Executive's notice of intention to resign until the actual termination date. With the exception of the severance pay described in Section 6.04 hereof, any resignation under this Section shall terminate Executive's rights to all further compensation, bonuses or benefits as set forth in this Agreement effective as of the last day of Executive's employment with Genmar Kansas. Such termination by voluntary resignation shall also discontinue any earn-out consideration under Section 2.2 of the Agreement of Purchase and Sale of Assets (the "Earn-Out Consideration") between Genmar Kansas and Horizon Marine, LC.

       6.02. TERMINATION BY GENMAR KANSAS (DISABILITY). Genmar Kansas may terminate this Agreement by giving Executive three (3) months written notice if Executive incurs or suffers from a condition that prevents him from carrying out his essential job functions for a period of six (6) months or longer.

         6.03. TERMINATION BY GENMAR KANSAS (WITH CAUSE). Any other provision of this Agreement notwithstanding, Genmar Kansas may terminate Executive's employment without notice and without paying severance pay if the termination is based on a material violation of this Agreement, or on fraud, embezzlement, securities law violation, sexual harassment of fellow employees, or other gross misconduct involving moral turpitude (the foregoing may be referred to herein as termination event for cause).

         6.04.  SEVERANCE.

                (a) In the event Executive voluntarily resigns his employment after the first anniversary date of this Agreement, this Agreement shall terminate, and Executive shall be entitled to one (1) year of severance pay at the base salary Executive is earning on the date of such resignation. In the event of Executive's voluntary resignation, Executive's right to MIP Compensation, if any, shall be determined in accordance and consistent with the MIP Program terms.

                (b) In the event Genmar Kansas terminates Executive's employment for any reason other than those listed above in 6.03 as a termination event for cause, prior to termination under Sections 6.05 or 6.06 below, Executive shall be entitled to one (1) year of severance pay at the base salary Executive is earning on the date of such severance. In the event of a termination under this Section 6.04(b) Executive's right to MIP Compensation, if any, shall be determined in accordance and consistent with the MIP Program terms.

                (c)    In the event Executive is terminated in accordance with
         Section 6.03 hereof, no severance, MIP Compensation or other compensation or benefits, other than required by applicable law, shall be due to or paid to Executive. Executive will be paid, however, base compensation to the date of and including such termination.

         6.05. DEATH. Executive's employment and this Agreement will be deemed terminated upon the death of the Executive, and no severance shall be due of Executive or his estate.

         6.06. EXPIRATION OF AGREEMENT. Upon the expiration of the term of this Agreement as set forth in Section 3.01, Genmar Kansas may consider a renewal of this Agreement for an additional term or negotiating a new agreement with Executive, but shall be under no obligation to do so. If this Agreement is not renewed or a new agreement is not entered into, Executive's employment will be deemed terminated upon the expiration of the term of this Agreement.

                                      ARTICLE 7

                           PROTECTION OF TRADE SECRETS AND
                              CONFIDENTIAL BUSINESS DATA

         7.01. TRADE SECRETS AND CONFIDENTIAL INFORMATION. In the performance of his duties, Executive may be promised and/or become aware of, either directly or indirectly, information regarding or belonging to Genmar Kansas, Genmar Industries or Genmar Holdings which constitutes Trade Secrets or confidential information and business data ("Confidential Information").

Confidential Information shall include Trade Secrets and is defined herein, without limitation, as any information or compilation of information relating to Genmar Kansas' procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including but not limited to, information related to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, codebooks, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods or operations, invoices or statements and the like.

         The foregoing list of Confidential Information is not intended to be exclusive. From time to time during the term of his employment, Executive may gain and has gained access to other Confidential Information concerning the Business or which may be of commercial value to Genmar Kansas, Genmar Industries or Genmar Holdings, which Confidential Information shall be included in the definitions under Section 7.01 above and even though not specifically listed. Genmar Kansas and Executive acknowledge and agree that such Confidential Information in part constitutes Trade Secret information because Genmar Kansas, Genmar Industries and Genmar Holdings derive economic value from the fact that such information is not generally known or readily ascertainable by proper means by competitors of Genmar Kansas, Genmar Industries and Genmar Holdings or potential competitors who may obtain economic value by its disclosure or use. The provisions of this Article 7 apply to any form in which the Confidential Information may appear, whether written, oral or any other form of recording or storage.

         7.02. COVENANTS. Executive covenants and agrees that both during and after his employment with Genmar Kansas, the foregoing Confidential Information will not be communicated or disclosed by him (directly or indirectly) to any person or entity, including but not limited to, other business concerns, including competitors of Genmar Kansas, Genmar Industries and Genmar Holdings, the press, other professionals, corporations, partnerships or the public. Executive further agrees to never use such information, directly or indirectly, for Executive's benefit or the benefit of any other person, firm, corporation or entity. Executive agrees to take reasonable security measures to prevent accidental disclosure and industrial espionage. Executive further covenants and agrees that he will faithfully abide by all rules and regulations established by Genmar Kansas, Genmar Industries and Genmar Holdings for insuring the confidentiality of the foregoing Confidential Information, including, but not limited to, rules and regulations:

                (a)    Limiting access to authorized personnel;

                (b)    Limiting copying of any writing or recording;

                (c) Requiring storage of documents in secure facilities provided by Genmar Kansas and limiting safe or vault lock combinations or keys to authorized personnel; and

                (d) Checkout and return or other procedures or regulations promulgated by Genmar Kansas from time to time.

The obligations of this Section 7.02 shall indefinitely survive Executive's employment with Genmar Kansas and continue until the applicable Confidential Information is no longer confidential and becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to Genmar Kansas by any other person or entity.

         7.03. RETURN OF GENMAR KANSAS PROPERTY UPON TERMINATION. Upon termination of Executive's employment with Genmar Kansas, whether voluntary or involuntary, Executive will return to Genmar Kansas any and all written or other recorded form of the Confidential Information, and upon leaving Genmar Kansas' place of business, will not have in his possession at any location or have any entitlement to take any Confidential Information, in any form, which may have been entrusted to him during the course of his employment or to which he had access or possession.

                                      ARTICLE 8

                              INVENTIONS OR DISCOVERIES

         8.01. COVENANTS. Executive acknowledges that inventions or other discoveries may be developed, conceived or otherwise made by Executive during employment with Genmar Kansas. Executive agrees that all such inventions or other discoveries shall be the exclusive property of Genmar Kansas. With respect to all such inventions or other discoveries, Executive agrees to:

                (a) Keep accurate, complete and timely records, which shall be Genmar Kansas' property and be retained on Genmar Kansas' premises; and

                (b) Promptly and fully disclose and describe all such inventions or other discoveries to Genmar Kansas; and

                (c) Assign (and Executive does hereby assign) to Genmar Kansas all of Executive's rights to these inventions or other discoveries, and to application for letters patent or copyrights in all countries and to letters patent or copyrights granted upon these inventions or other discoveries in all countries; and

                (d) To do such other acts as may be necessary in the opinion of Genmar Kansas to preserve property rights to these inventions or other discoveries against forfeiture, abandonment or loss and to obtain and maintain letters patent or copyrights and to vest the entire right and title thereto exclusively in Genmar Kansas.

         8.02. SURVIVAL OF COVENANTS. The obligations of this Article 8 shall indefinitely survive the termination of Executive's employment with Genmar Kansas with respect to inventions or other discoveries conceived or otherwise developed during Executive's employment and shall be binding upon any and all of Executive's assigns, executors, administrators and other legal representatives.

         8.03. EXCLUSIONS. Genmar Kansas hereby notifies Executive, and Executive understands and agrees, that the foregoing terms of this Article 8 do not apply to any invention or other discovery for which no equipment, supplies, facility, or Confidential Information of Genmar Kansas were used and which was developed entirely on Executive's own time, and (a) that does not relate (1) directly or indirectly to Genmar Kansas' Business or (2) to Genmar Kansas' actual or demonstrably anticipated business research or development, or (b) that does not directly or indirectly result from any work performed by Executive for Genmar Kansas.

                                      ARTICLE 9

                               COVENANT NOT TO COMPETE

       In view of the substantial economic benefit Executive is receiving from Genmar Kansas' acquisition of substantially all of the assets of Horizon Marine, along with the compensation and benefits set forth herein, as well as Executive's participation in the Genmar MIP, Executive agrees that at no time during the term of this Agreement and Executive's employment with Genmar Kansas and for a period determined by the later to occur of either of the following: (i) twenty-four (24) months following the termination of Executive's employment (whether voluntary or involuntary), or (ii) twenty-four (24) months following Executive's last payment by Genmar Kansas of the Earn-Out Consideration, will Executive, directly or indirectly, without the prior written consent of the Genmar Kansas Board of Directors,
(a) solicit or do competitive business with any person or entity that is or was a customer or vendor of Genmar Kansas within the twelve (12) months prior to the date of termination, or (b) engage within the United States or Canada in any similar or related business in competition with Genmar Kansas or have any direct or indirect interest, whether as a proprietor, partner, employee, shareholder, lender, principal, agent, consultant, director, officer or in any other capacity or manner whatsoever, in any enterprise that shall so competitively engage. Executive irrevocably agrees that the time period and geographic scope of this restriction is reasonable because Genmar Kansas' Business is conducted on a national and international scale and is not limited to a particular geographic area within the United States or Canada. Notwithstanding the foregoing, in the event this Agreement expires in accordance with its terms at the end of the initial four (4) year term, and is not extended beyond such date, then the period of the covenant applicable in such instances shall be reduced FROM twenty-four (24) months following the applicable event TO six (6) months following the applicable event.

                                      ARTICLE 10

                                  INJUNCTIVE RELIEF

         10.01. COVENANT AND SURVIVAL PERIOD. The parties acknowledge that Genmar Kansas will suffer substantial and material irreparable harm if Executive breaches or threatens to breach this Agreement, either during or after its term. Accordingly, Genmar Kansas shall be entitled, in addition to any other rights and remedy it may have, at law or equity, to any injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation or potential violation of this Agreement, and Executive hereby consents to Genmar Kansas' right to the issuance of such injunction. In any proceeding by Genmar Kansas to enforce any provision of Articles 7, 8 or 9 hereof, Genmar Kansas shall, in addition to any injunctive relief to which it may be entitled, be awarded damages to be determined by a court of competent jurisdiction as well as all court costs, disbursements, expenses and attorneys' fees incurred by Genmar Kansas.

         10.02. EXTENSION OF COVENANT PERIOD. In the event Executive violates the terms of Article 9, the period of the restrictive covenant shall be extended for two (2) years from and after the later of:

                (a)    The date which Executive ceases any violation; or

                (b) The date on which a court issues an order or judgment enforcing the terms of the covenant.

         10.03. REFORMATION. In furtherance and not in limitation of the foregoing, should any duration or geographical restriction on business activities covered under this Agreement or any other provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and Genmar Kansas intend that such court will enforce this Agreement to the full extent that the court may find permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable. Executive and Genmar Kansas acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

                                      ARTICLE 11

                                    MISCELLANEOUS

         11.01. GOVERNING LAW. This Agreement shall be governed according to the laws of the State of Kansas.

         11.02. ASSIGNMENT AND SURVIVAL. This Agreement is binding upon Genmar Kansas and Executive and their respective heirs, personal representatives, successors and assigns. The obligations of Articles 6, 7, 8, 9, 10 and 11 of this Agreement will survive the termination of this Agreement; provided, however, that the services rendered by Executive to Genmar Kansas under this Agreement are personal in nature and, therefore, Executive may not delegate the Executive's duties or obligations under this Agreement. Genmar Kansas may assign its rights and delegate its duties and obligations under this Agreement.

         11.03. NO WAIVER. The failure of either Genmar Kansas or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both Genmar Kansas and Executive. This Agreement shall not give Executive any right to be employed for any specific time or limit Genmar Kansas' right to terminate Executive's employment at any time, with or without cause.

         11.04. MODIFICATION. This Agreement supersedes and replaces any and all prior and written understandings, if any, between the parties relating to the subject matter of this Agreement, including any previous employment contract which is hereby revoked. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

         11.05. UNIQUE NATURE OF AGREEMENT. The covenants made in, and the rights conveyed by, this Agreement are of a unique and special nature. Any violation of this Agreement by Executive will result in immediate and irreparable to Genmar Kansas. In such event, Executive acknowledges that this Agreement entitles Genmar Kansas to an injunction or decree of specific performance from a court of equity in addition to other rights or remedies which Genmar Kansas may have at law or in equity. Executive hereby waives the right to assert the defense that any such breach or violation can be adequately compensated in damages and in an action at law.

         11.06 SEVERABILITY. The covenants, provisions, and sections of this Agreement are severable. If any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of Genmar Kansas and the Executive in executing this Agreement.

         11.07 NOTICES. All notices, demands and other communications provided for hereunder shall be in writing and shall be given either by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party at its/his address as set forth below or such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is given or made:

       If to Executive:            Geoffrey T. Pepper
                                   2321 N. Jackson Street
                                   Junction City, Kansas 66441

       with copy to:               Weary, Davis, Henry, Struebing & Troup, LLP
                                   819 N. Washington Street
                                   P. O. Box 187
                                   Junction City, Kansas 66441
                                   Attention: Steven R. Struebing

       If to Genmar Kansas:        Genmar Manufacturing of Kansas, L.L.C.
                                   c/o Genmar Holdings, Inc.
                                   Suite 2400
                                   100 S. Fifth Street
                                   Minneapolis, Minnesota 55402
                                   Attention: Roger R. Cloutier, II

       with copy to:               Briggs and Morgan, P.A.

                                   2400 IDS Center
                                   80 S. 8th Street
                                   Minneapolis, Minnesota 55402
                                   Attention:  Michael J. Grimes

         IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.


                                         GENMAR MANUFACTURING OF KANSAS, L.L.C.


                                         By____________________________________
                                              Its______________________________


                                         EXECUTIVE:


                                         ______________________________________
                                         Geoffrey T. Pepper

                                      SCHEDULE 1

                                      GENMAR MIP

                            1999 MANAGEMENT INCENTIVE PLAN

1. Management Incentive Plan ("MIP") will be based on three criteria, namely: (a) operating profits at your subsidiary or division ("Division Profit"); (b) Genmar consolidated operating profit ("Genmar Profit"); and
       (c) asset management achieved as compared to goals established for your subsidiary or division ("Asset management").

2. Total bonus will be based 85% on Division Profit and 15% on Genmar Profit. The Asset Management criteria will be measured on an annual basis. This criteria will increase your OVERALL bonus by up to 15% for exceeding your company or division goal or reduce your total bonus by up to 25%, for underperforming your company/division goal.

3. The Genmar Profit criteria is $______ million below which there will be no bonus on the basis of that criteria. Your Division Profit criteria is as set forth in the attached schedule.

4. If net revenues exceed plan then the Asset Management targets will be adjusted by a percentage equal to one-half (1/2) of the percentage by which revenues exceed plan.

5. The bonus must be self-funded. That is to say, Division Profit and Genmar Profit must be after reserve for bonus.

6. You must be employed on June 30, 1999 to earn a bonus. There will be no pro rata or partial payments. Bonuses are computed from current salary on June 30, 1999.

7. Division Profit and Genmar Profit will be determined on the basis of Generally Accepted Accounting Principles consistently applied and will be finally determined by the Genmar Board of Directors or Executive Committee ("Board") following completion of the annual audit.

8. Any significant extraordinary occurrence (positive or negative) which impacts the bonus will be taken into account in a manner which assures fair administration of the Plan.

9. No participant in the Plan shall expect to receive a discretionary bonus in addition to the bonus.

10. There will be a significant partial distribution of bonus in early August 1999 with the balance to be paid upon completion of the audit and Board approval.

11. Any company actions outside of the MIP Program requested by corporate or company President must be documented and signed by the corporate President and Chief Financial Officer and the company President and then will be taken into consideration when computing the final MIP payments. Basically, agreements should be approved in advance and in writing in both files so there is no confusion since the decision affects a number of people.

       Genmar President         ____________________________________

       Genmar CFO               ____________________________________

                                GENMAR HOLDINGS, INC.
                      MIP PARTICIPANT PAYOUT COMPUTATION EXAMPLE
                                     FISCAL 1999


                                                            Assumptions -

                                 (1) Division operating profit achieved at a 143% accelerator level.

                                 (2) Division capital employed achieved at a 113% accelerator level.

                              (3) Corporate-wide operating profit achieved at a 126% accelerator level.

                         (4) Corporate-wide capital employed achieved at a 95% (penalty) accelerator level.

                                  (5) Participant at $60,000 Base Salary & 25% Base Goal Objective.

                                                                           -------------------------------------
                                                                                       ACCELERATORS
                                                            Base Goal      -------------------------------------
                         Weighting           Salary         Objective      Operating Profit     Capital Employed        Earned MIP
                         ---------           ------         ---------      ----------------     ----------------        ----------
 Division                  85.0%             51,000           25.0%             143.0%               113.0%               20,603
 Corporate                 15.0%              9,000           25.0%             126.0%                95.0%                2,693
                         -------                            ----------------------------------------------
                         ---------------------------------------------------------------------------------------------------------
 Total                                       60,000                                                                       23,296
                                            --------                                                                     --------
                                            --------                                                                     --------

--------------------------------------------------------------------------------
                                    1999 MIP INDEXES

                                CORPORATE (CONSOLIDATED)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Base Accelerator                                                          100%

 Budget                                                                       -
--------------------------------------------------------------------------------

           Operating Profit                          Accelerator
--------------------------------------------------------------------------------
                                                                           100%
                      TO BE DETERMINED                                     109%
                                                                           117%
                                                                           126%
                                                                           134%
                                                                           143%
                                                                           171%
                                                                           200%
                                                                           229%
                                                                           257%
                                                                           286%
                                                                           314%
                                                                           343%
                                                                           371%
                                                                           400%
                                                                           429%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        OVER $________                              DISCRETIONARY
--------------------------------------------------------------------------------


GENMAR HOLDINGS, INC.
Average Capital Employed
1999 Budget MIP Program Targets & Accelerator Computations


                                                   -----------------------------
                                                   -----------------------------
                                                       MIP %         Consolidated
                                                    Accelerator/       (Corporate
                                                    Decelerator           Goal)
                                                    -----------------------------
 1999 budgeted average capital employed               N/A                     -
                                                    -----------------------------
                                                    -----------------------------
 Variations from 1999 budget:
        Capital employed INCREASE - level 10             -25.0%               -
                                                    -----------------------------
        Capital employed INCREASE - level 9              -22.5%               -
                                                    -----------------------------
        Capital employed INCREASE - level 8              -20.0%               -
                                                    -----------------------------
        Capital employed INCREASE - level 7              -17.5%               -
                                                    -----------------------------
        Capital employed INCREASE - level 6              -15.0%               -
                                                    -----------------------------
        Capital employed INCREASE - level 5              -12.5%               -
                                                    -----------------------------
        Capital employed INCREASE - level 4              -10.0%               -
                                                    -----------------------------
        Capital employed INCREASE - level 3               -7.5%               -
                                                    -----------------------------
        Capital employed INCREASE - level 2               -5.0%               -
                                                    -----------------------------
        Capital employed INCREASE - level 1               -2.5%               -
                                                    -----------------------------
        1999 budgeted average capital employed             0.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 1               1.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 2               2.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 3               3.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 4               4.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 5               5.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 6               6.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 7               7.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 8               8.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 9               9.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 10             10.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 11             11.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 12             12.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 13             13.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 14             14.0%               -
                                                    -----------------------------
        Capital employed REDUCTION - level 15             15.0%               -
                                                    -----------------------------
                                                    -----------------------------
                                                    -----------------------------
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
 MAX PENALTY                                                                  -

 BUDGET          ALL BLANK AREAS ARE TO BE DETERMINED                         -

 MAX BENEFIT                                                                  -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       NOTE: This scale will be subject to adjustment on the basis of the % increase/decrease in actual 1999 revenues vs. budgeted 1999 revenues. The % adjustment applied to this scale will be equal to one-half of this % increase/decrease in revenues.

                                      EXHIBIT D



                           NON-COMPETITION AND CONTINUITY
                          OF BUSINESS DEALINGS UNDERTAKING

       UNDERTAKING dated ______________, 19___ by _____________________ in favor of ____________________, a Delaware limited liability Company (hereinafter called the "Company").

                                       RECITALS

       A. The Company has entered into an Agreement of Purchase and Sale of Assets, dated _______________, 1998 (the "Agreement"), with ________________, a limited liability company, having its principal office at
____________________, _____________________, (hereinafter called "Seller")
and the shareholders of Seller, pursuant to which the Company is to Purchase from Seller, and Seller is to sell to the Company, all of the business, assets, properties, goodwill and rights of Seller (the "Seller's Assets"); and

       B. The undersigned is one of the parties referred to in the Agreement as being required to execute and deliver this Undertaking.

       NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which by the undersigned is hereby acknowledged, and in order to induce the Company to purchase the Seller's Assets pursuant to the terms of the Agreement, the undersigned hereby undertakes and agrees as follows:

       1. The undersigned will not, for a period of twenty-four (24) months from the date of the closing of the transactions contemplated by the Agreement (hereinafter called the "Closing"), or, if the undersigned shall be or become an employee of the Company, for a period of (i) two (2) years after the termination of undersigned's employment, or (ii) two (2) years after the last payment of the earn-out consideration under Section 2.2 of the Agreement, whichever is later (the "Limited Period"), directly or indirectly, anywhere in the United States or Canada or within the geographical area or territory where the Business of Seller is presently being conducted or may from time to time be conducted by the Company during the Limited Period, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, employee, agent, consultant, partner or otherwise, (a) any business which designs, manufactures, produces, sells or distributes product the same or similar to the Business, or any other products which have been manufactured, produced, sold or distributed by Seller or which are competitive therewith or (b) any other business which is competitive with the Business conducted by Seller or any of its Affiliates during the Limited Period; PROVIDED, HOWEVER, that nothing contained herein shall prohibit the undersigned from owning less than 5% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market. If any of the provisions of this paragraph is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

       2. The undersigned will use his or its best efforts to preserve the business organization of Seller, to keep available to the Company the services of Seller's present officers, employees and agents and to preserve for the Company Seller's present business relations with its suppliers, distributors, customers and others, and the undersigned shall not, either before or after the Closing, commit any act, or in any way assist others to commit any act, which will injure the Company or the business heretofore conducted by Seller, and, without limiting the generality of the foregoing, the undersigned will not divulge any Confidential Information or make available to any others any documents, files or other papers concerning the business or financial affairs of Seller.

       3. Since the Company will be irreparably damaged if the provisions hereof are not specifically enforced, the Company shall be entitled to an injunction restraining any violation of this Undertaking by the undersigned (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

       4. Any terms or phrases capitalized herein and not otherwise defined shall have the meaning(s) ascribed to them in the Agreement.

       This Undertaking shall inure to the benefit of the Company and its successors and assigns, shall be binding upon the undersigned and his or its successors and assigns and may not be modified or terminated orally.


                                            -----------------------------------
                                            [Type or Print Name]



                                            -----------------------------------
                                            [Signature]

                                       D-2